Exhibit 4.10

DATED 22 OCTOBER 2009

BREMER LANDESBANK KREDITANSTALT OLDENBURG -GLROZENTRALE -

As Lender

- a n d -

GALA PROPERTIES INC.

As Borrower

LOAN AGREEMENT
for a Secured Loan Facility of up to
US$ 40,000,000.00

Law Offices
G. E. BAIRACTARIS & PARTNERS
130, Kolokotroni str., Piraeus, Greece

INDEX

1.	PURPOSE AND DEFINITIONS	3
2.	THE LOAN	13
3.	INTEREST AND MARGIN	14
4.	ALTERNATIVE INTEREST RATES - CURRENCY	16
5.	REPAYMENT, PREPAYMENT, AND APPLICATION OF FUNDS	17
6.	PAYMENTS	21
7.	FEES	22
8.	REPRESENTATIONS AND WARRANTIES	22
9.	CONDITIONS PRECEDENT AND SUBSEQUENT	26
10.	SECURITY	29
11.	INSURANCES	30
12.	COVENANTS	37
13.	EVENTS OF DEFAULT	44
14.	INDEMNITIES	49
15.	ASSIGNMENT AND PARTICIPATION	51
16.	CHANGE IN CIRCUMSTANCES - INCREASED COST	52
17.	WAIVER AND REMEDIES	54
18.	INVALIDITY OF PROVISIONS	54
19.	NOTICES	54
20.	LAW AND JURISDICTION	55
21.	MISCELLANEOUS	56

THIS AGREEMENT is made the 22nd day of October Two Thousand and Nine (2009)

BY AND BETWEEN

1.            BREMER LANDESBANK KREDITANSTALT OLDENBURG-GIIROZENTRALE-, a company duly incorporated and existing under the laws of the Federal Republic of Germany, having its registered office at Domshof 26, 28195 Bremen, Federal Republic of Germany (hereinafter called the "Bank"), and

2.            GALA PROPERTIES INC. a corporation duly incorporated and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the "Borrower")

IT IS AGREED AS FOLLOWS:

1.             PURPOSE AND DEFINITIONS

1.01. This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a loan of up to Dollars Forty Million ($ 40,000,000.00), for the purpose of assisting the Borrower in financing or, as the case may be, refinancing part of the acquisition cost of the Vessel (as such term is defined herein below) in accordance with the terms of a shipbuilding contract dated 30 March 2006 as same was novated by a novation agreement dated 24th July 2008 and amended by an Addendum no.1 dated 30 March 2006 and an Addendum no.2 dated as of 3 April 2009, pursuant to which the Borrower will purchase the Vessel and will register it in its ownership under an Approved Flag.

1.02. In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

"Agreement" means this agreement and the Bank's General Terms of Business and General Loan Conditions attached as Exhibits 1 and 2, which form an integral part of this Agreement;

"Approved Flag" means any of the Maltese, Cypriot, Panamanian, Bahamas, Liberian, Greek, Singapore, Gibraltar, or German, or Marshall Islands flag, or any other flag as the Bank may, in its absolute discretion, approve as the flag on which the Vessel may be registered;

"Approved Brokers" means Clarksons, London, and Braemar Seascope, London, and Arrow Shipbroking (Arrow Research), London, and Fearnleys, Oslo, and Weselmann GMBH, Hamburg, or any other reputable independent sale and purchase broker as the Bank may, in its absolute discretion, approve;

"Bank" means the Bank as specified in the beginning of this Agreement and the successors and assigns of the Bank;

"Banking Day" means any day on which banks and foreign exchange markets in New York, United States of America, in Frankfurt, Federal Republic of Germany, and in Athens, Greece, and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;

"Borrower" means the Borrower as specified at the beginning of this Agreement and the successors and permitted assigns of the Borrower;

"Break Costs" means all costs, losses, premiums or penalties incurred by the Bank as a result of it receiving any prepayment of all or any part of the Loan or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan and interest on the amount of the Loan being prepaid at a rate equivalent to the Margin on the Loan from the date of commencement of the then current Interest Period to the last day thereof;

"Builder" means Shanghai Jiangnan-Changxing Shipbuilding Co. Ltd., a company organized and existing under the laws of the People's Republic of China, having its registered office at No. 2468 Changxing Jiangnan Avenue, Changxing Town, Chongming County, Shanghai, the People's Republic of China, and includes the successors and assigns of the Builder;

"Charter" means the time charter agreement with respect to the Vessel entered or, as the case may be, to be entered into prior to the Drawdown Date between the Borrower and Jiangsu Shagang Group Corp. or any other first class charterer acceptable to the Bank, of a duration of minimum fifty nine (59) to a maximum sixty two (62) months and a daily charter hire of minimum $ 55,000.00, in form and substance satisfactory to the Bank;

"Charter Assignment" means, the first priority assignment in favour of the Bank of the rights of the Borrower under the Charter and any guarantee of such charter (if such a guarantee is provided to the Borrower), and notice thereof, in such form as the Bank may approve or require;

"Commitment" means the amount which the Bank agreed to lend to the Borrower under Clause 2.01, as modified by any relevant term of this Agreement;

"Contract" means the shipbuilding contract dated 30 March 2006 as same was novated by a novation agreement dated 24th July 2008, as amended by an Addendum no. 1 dated 30 March 2006 and an Addendum no. 2 dated as of 3 April 2009, and as same may be further amended and supplemented from time to time, between the Borrower, the Builder, and the Seller relating to the construction of the Vessel and purchase thereof by the Borrower;

"Contract Price" means the price payable by the Borrower to the Seller for the Vessel pursuant to the terms of the Contract being Dollars Sixty Million Two Hundred Thousand ($ 60,200,000.00) or such other sum as is determined in accordance with the terms and conditions of the Contract;

"Corporate Guarantee" means the unconditional and irrevocable guarantee to be given by the Corporate Guarantor in form and substance satisfactory to the Bank as security for the obligations of the Borrower under the Agreement;

"Corporate Guarantor" means Diana Shipping Inc., a corporation duly organized and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MI I 96960 and includes its successors in title;

"Credit Support Document" has the meaning given in Section 14 of the ISDA Master Agreement

"Current Account" means the account or accounts in the name of the Borrower with the Bank, as the Bank in its sole discretion may require, to which (inter alia) all Earnings of the Vessel are to be paid in accordance with Clauses 5.04 and 12.09.02;

"Deed of Covenant" means, in relation to the Vessel if registered on the Maltese, Cyprus or Bahamas or any other applicable flag, a deed of covenant collateral to the Mortgage on the Vessel, to be in such form as the Bank may approve or require;

"Default Rate" means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.04;

"Designated Transaction" means a Transaction which is entered into by the Borrower pursuant to the ISDA Agreement with the Bank;

"Dollars" and the sign "$" means (available and transferable funds in) the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. Dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. Dollars);

"Drawdown Date" means the date upon which the Borrower has requested that the Loan be advanced to it pursuant to Clause 2, or (as the context requires) the date on which the Loan is actually advanced to the Borrower hereunder;

"Drawdown Notice" means a notice substantially in the terms of Schedule 1;

"Earnings" means all moneys whatsoever due or to become due to or for the account of the Borrower at any time during the Security Period arising out of the use or operation of the Vessel including (but not limited to) all freight, hire and passage moneys, compensation payable to the Borrower in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of General Average and damages for breach (or payments for variation or termination) of any charterparty, or other contract for the employment of the Vessel and all sums recoverable under insurances in respect of loss of Earnings (and including, if and whenever the Vessel is employed on terms whereby any or all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel) and all rights, claims and proceeds resulting therefrom;

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgment having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

"Environmental Affiliate" means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo thereon;

"Environmental Approval" means any consent, authorization, license or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo thereon required under any Environmental Law;

"Environmental Claim" means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern;

"Environmental Laws" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern;

"Euro" and the sign "€" means (available and transferable funds in) the single currency of member states of the European Union introduced in accordance with the provisions of Article 109(1) of the Treaty of Rome of 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7 February 1992 and came into force on 1" November 1993 as amended, varied or supplemented from time to time);

"Event of Default" means any one of those events set out in Clause 13 or described as such in any other of the Security Documents;

"Expenses" means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:

(a)           all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, taxes, repair costs, registration fees, insurance premiums, crew wages, repatriation expenses and Pension Fund dues) suffered, reasonably incurred, charged to, paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrower in accordance with the terms of any of the Security Documents; and

(b)           the expenses referred to in Clause 14.02 and

(c)           interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with Clause 3.04 (as conclusively certified by the Bank);

"Fees" means the fees set out in Clause 7;

"Final Availability Date" means the 31' day of March 2010, or such other later date as the Bank at its free and absolute discretion may agree to;

"Final Maturity Date" means the date falling one hundred twenty (120) months from the Drawdown Date, or such other later date as the Bank at its free and absolute discretion may agree to;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

"GAAP" means accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America;

"Group" means the Security Parties and the subsidiaries (whether direct or indirect) of the Security Parties from time to time during the Security Period and "member of the Group" shall be construed accordingly;

"Indebtedness" means, in relation to any person, any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money;

"Initial Margin Application Period" means the time period of twenty four (24) months commencing on the Drawdown Date during which the Margin of two point fifteen per cent (2.15%) per annum shall be applicable;

"Initial Margin" means two point fifteen per cent (2.15%) per annum;

"Insurances" means all policies and contracts of insurance (including all entries of the Vessel in a protection and indemnity association and a war risks association) which are from time to time in place, taken out or entered into by or for the benefit of the Borrower and/or the Manager in respect of the Vessel or its Earnings or otherwise howsoever (as specified in detail in Clause 11 and in the other Security Documents) and all benefits of such policies and contracts, including all claims of whatsoever nature and return of premiums;

"Interest Payment Date" means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which overruns one or more Repayment Dates, each such Repayment Date;

"Interest Period" means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.02 and 3.03;

"Interest Rate" means the rate of interest determined in accordance with Clause 3.01 and 4.01;

"ISDA Agreement" means the ISDA Master Agreement including the Schedule and any Credit Support Document thereto made or to be made between the Borrower and the Bank and includes all Designated Transactions from time to time entered into and confirmations from time to time exchanged thereunder;

"ISDA Agreement Liabilities" means any and all obligations arising out of or in connection with the ISDA Agreement, including all Designated Transactions entered into thereunder, and particularly any claim and obligation due to an event of default or termination event pursuant to Section 6 (e) of the ISDA Agreement, costs and expenses (including, without limitation, legal expenses) incurred or sustained by the Bank as a consequence of or in relation to the ISDA Agreement;

"ISM Code" means, in relation to its application to the Manager, the Borrower, the Vessel and its operation:

(a)           the International Management Code for the Safe Operation of Ships and for Pollution Prevention', currently known or referred to as the 'ISM Code', adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)           all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the `Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations' produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

"ISM Code Documentation" includes, in relation to the Vessel:

(a)           the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that the Vessel within the periods specified by the ISM Code; and

(b)           all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Bank may require; and

(c)           any other documents which are prepared or which are otherwise relevant to establish and maintain that the Vessel's compliance or the compliance of the Borrower with the ISM Code which the Bank may require;

"ISM SMS" means, in relation to the Vessel, the safety management system for the Vessel which is required to be developed, implemented and maintained by the Borrower under the ISM Code;

"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation ("IMO") now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the Vessel's flag state and any jurisdiction on which the Vessel is operated;

"ISPS Code Documentation" includes:

(a)           the International Ship Security Certificate issued pursuant to the ISPS Code in relation to the Vessel within the period specified in the ISPS Code; and

(b)           all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Bank may require;

"LIBOR" means, in relation to a particular period the rate per cent per annum at which the Bank is able in accordance with its normal practices to acquire deposits in Dollars in amounts comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period, in the London Interbank Market at or about 11 a.m. (London time) on the second Banking Day (provided that in this context "Banking Day" shall only include Banking Days in Frankfurt) before the first day of such period;

"Loan" means the principal amount of the borrowing by the Borrower, under this Agreement or (as the context requires) the principal amount thereof at any time being advanced and outstanding under this Agreement;

"Management Agreement" means in relation to the Vessel a management agreement entered into or to be entered into between the Borrower and the Manager and in such form as the Bank may approve and as the same may from time to time be supplemented and/or amended with the prior written approval of the Bank;

"Manager" means Diana Shipping Services S.A., a company duly incorporated under the laws of Panama, acting through its established office in Greece, at Pendelis 16, 17564 Palaio Faliro, Athens, Greece, which will manage the Vessel during the Security Period and which will provide the Manager's Agreement to the Bank;

"Manager's Agreement" means an agreement whereby the Manager (i) confirms and undertakes with the Bank that it accepts and agrees to act as manager of the Vessel during the Security Period and to subordinate in all respects all claims that the Manager has or may have against or in connection with the Vessel to Bank's rights and claims under or in respect of the Loan Agreement, and/or the ISDA Agreement, and/or the other Security Documents, and (ii) assigns to the Bank all the Insurances in which the Manager is named as co-assured

"Margin" means Initial Margin and any new Margin agreed upon in accordance with Clause 3.01.02;

"Material of Environmental Concern" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous Substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;

"Mortgage" means, in relation to the Vessel, a first priority or preferred mortgage on the Vessel executed or to be executed by the Borrower in favour of the Bank, in each case to be in such form as the Bank may approve or require;

"Outstanding Indebtedness" means at any time the aggregate of the Loan, the ISDA Agreement Liabilities, and all unpaid interest accrued thereon, the Expenses and all other sums of money whatsoever from time to time due and owing from the Borrower to the Bank hereunder or pursuant to the other Security Documents, including any damages payable as a result of any breach under the Security Documents, and all interest accrued thereon;

"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated resident domiciled, has permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"Relevant Party" means the Borrower, any other Security Party, and each member of the Group;

"Relevant Ship" means the Vessel and any other vessel owned (whether of record or beneficially) by, controlled by, managed by, or chartered to any Relevant Party;

"Repayment Date" means each of the dates specified in Clause 5.01 on which the Repayment Installments shall be payable to the Bank by the Borrower;

"Repayment Installment" means each of the payments in respect of the Loan becoming due on each Repayment Date in accordance with Clause 5.01;

"Requisition Compensation" means all moneys or other compensation payable to the Borrower by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

"Security Documents" means this Agreement, the documents referred to in Clause 10.01 and any and every other document from time to time executed to secure the obligations of the Borrower and/or any other Security Party to the Bank under this Agreement;

"Security Party" means the Borrower, and any person (other than the Bank) which is or will become a party to any of the Security Documents;

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Bank notifies the Borrower, and the other Security Parties (which notice the Bank shall give when the conditions set out below are satisfied) that:

(a)	all amounts which have become due for payment by the Borrower or any other Security Party under the Agreement, the ISDA Agreement, and any other Security Document have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under the Agreement, the ISDA Agreement, and any other Security Document;

(c)	neither the Borrower nor any other Security Party has any future or contingent liability under any provision of this Agreement, the ISDA Agreement, or any other Security Document; and

(d)
the Bank does not consider that there is a significant risk that any payment or transaction under the Agreement, or the ISDA Agreement, or any other Security Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or any other Security Party or in any present or possible future proceeding relating to the Agreement, the ISDA Agreement, or any other Security Document or any asset of the Borrower or any other Security Party;

"Seller" means jointly the Builder and China Shipbuilding Trading Company Limited, a corporation organized and existing under the Laws of the People's Republic of China, having its registered office at 22nd floor Fangyuan Mansion 56 (Yi) Zhongguancun Nan Da Jie, Bejing 100044, the People's Republic of China;

"Subsequent Charter" means the time charter agreement with respect to the Vessel to be entered into between the Borrower and a first class charterer acceptable to the Bank in the event of expiration or termination of the Charter during the first fifty nine (59) months following the Drawdown Date, within twenty one (21) days from such expiration or termination of the Charter, of a minimum duration sufficient to cover any remaining period from the date of expiration or termination of the Charter up to fifty nine (59) months from the Drawdown Date, and a daily charter hire of minimum $55,000.00, in form and substance satisfactory to the Bank;

"Swap Exposure" means, as at any relevant time, the amount certified by the Bank to be the aggregate net amount in Dollars which would be payable by the Borrower to the Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the ISDA Agreement if an early termination date had occurred at the relevant time in relation to all continuing Designated Transactions;

"Transaction" has the meaning given in the ISDA Agreement;

"Total Loss" means (a) actual, constructive, compromised or arranged total loss of the Vessel; or (b) requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire; or (c) capture, seizure, detention, arrest or confiscation of the Vessel, unless the Vessel is released within sixty (60) days thereafter;

"Vessel" means the newbuilding bulk carrier motor vessel designated as Builder's hull no. H1138 of approx. 177,000 tons dwt built by the Builder in accordance with the terms and conditions of the Contract, purchased by and taken over by the Borrower pursuant to the terms of the Contract;

"Vessel's Market Value" means the market value of the Vessel as determined in accordance with Clause 12.05.02;

1.03.01. Each of the terms defined in Clause 1.02 when used in plural means all of them collectively and/or each of them and/or anyone of them (even if not expressly is so spelled out) as the context may require or permit;

1.03.02. Subject to Clause 15, references to each of the parties hereto and to the other Security Documents shall be deemed to be references to or to include, as appropriate, their respective successors and permitted assigns;

1.03.03. Reference to:

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

"law" includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day in the same calendar month, it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

"person" shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

"subsidiary": company (S) is a subsidiary of another company (P) if:
-a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P;
or
- P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or
- P has the direct or indirect power to appoint or remove a majority of the directors of S; or
- P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,
and any company of which S is a subsidiary is a parent company of S.

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Security Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

"taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of relevant nature together with interest thereon and penalties in respect thereof (except taxes concerning the Bank and imposed on the net income of the Bank) and "taxation" shall be construed accordingly.

1.03.04. The expression "Current Account" shall include such account or any sub-accounts or call accounts opened from time to time under the same designation and shall include any substitute account(s) or revised designation or number whatsoever.

1.03.05. In case of any contradiction between this Agreement and the Bank's General Terms of Business or the Bank's General Loan Conditions, this Agreement shall prevail.

1.04. Where the context so admits, words in the singular include the plural and vice versa.

1.05. All documents referred to in this Agreement include the same as varied or supplemented or amended from time to time.

1.06. Headings are for convenience of reference only and are not to be taken into account in construction.

1.07. References to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement.

1.08. Unless as otherwise specifically stated in the Agreement, any determination, requirement, consent, or permission to be made or given by the Bank under the terms of this Agreement, shall be made or given in the sole discretion of the Bank, even if not so specifically stated.

2.           THE LOAN

2.01. (Total Amount). The Bank relying upon each of the representations and warranties set out in Clause 8, agrees subject to the terms of this Agreement to advance by way of a loan to the Borrower the Commitment in the principal amount of up to Dollars Forty Million ($ 40,000,000.00) in aggregate;

2.02. (Drawdown Notice). Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrower following receipt by the Bank from the Borrower of a Drawdown Notice and payment instructions not later than 10:00 a.m. (Bremen time) on the third Banking Day before the date on which the drawdown is intended to be made. The Drawdown Notice shall be effective on actual receipt by the Bank and, once, given, shall be irrevocable.

2.03. (Number of Advances). The Loan shall be advanced to the Borrower in one advance;

2.03.01. The Loan to be advanced to the Borrower shall not exceed the lesser of (i) Dollars Forty Million ($ 40,000,000.00) or, (ii) eighty per cent (80%) of Vessel's Market Value as ascertained by the Bank on the Drawdown Date;

2.03.02. The Bank reserves its right to reduce the amount of the Loan due to a lower estimation of the Vessel's Market Value.

2.04. (Application of proceeds) Without prejudice to the Borrower's obligations under Clause 12.08.01, the Bank shall have no responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

2.05.Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 9, on the date specified in the Drawdown Notice, make the Commitment available to the Borrower.

2.06. (Cancellation). The Borrower shall be entitled to cancel the whole or any undrawn part of the Commitment under this Agreement upon giving the Bank not less than three (3) Banking Days' notice in writing to that effect provided that no Drawdown Notice has been given to the Bank under Clause 2.02. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Any part of the Commitment undrawn and not cancelled shall be automatically cancelled on the Final Availability Date. In the event of a cancellation, the Borrower shall pay a Cancellation Fee as provided in Clause 7, in addition to the Arrangement Fee and the Commitment Fee under Clause 7;

Notwithstanding any such cancellation pursuant to this Clause 2.06, the Borrower shall continue to be liable for any and all amounts due to the Bank under this Agreement including without limitation any amounts due to the Bank under Clauses 7 and 14.

2.07. (Loan Account). All sums advanced by the Bank to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement and/or the ISDA Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account in the name of the Borrower. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of "Account Current" is granted as a security under this Agreement, the loan account(s) referred to in this clause shall be the "Account Current" referred to in such mortgage and, as the case may be, the accompanying deed of covenants.

2.08. (Evidence). It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Bank as well as statements of accounts or certificates signed by an officer of the Bank shall (save for manifest error) be conclusive and binding on the Borrower as to the existence and/or the amount at any time of the Outstanding Indebtedness, of any other amount due under this Agreement and/or the ISDA Agreement, of the applicable Interest Rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 12.05.03., the payment or non payment of any amount and the occurrence of any other Event of Default. In all the above cases, the Borrower shall be entitled to rebut the above evidence by any evidence (documentary or other) admissible by applicable law, except witnesses.

2.09.01. If the Borrower requests from the Bank to remit the Loan to any other bank on a date prior to the scheduled delivery date of the Vessel, the Borrower hereby unconditionally and irrevocably authorizes and instructs the Bank to debit the Loan Account with the amount to be remitted to such bank, and to transfer such amount and any additional funds of the Borrower to be utilized for the purchase of the Vessel to any other bank to be held in a suspense account in the name and to the order of the Bank (hereinafter called the "Suspense Account") under terms at the discretion of the Bank until the release of such amount to the Seller. The date on which the Bank will debit the Loan Account with such amount will for all purposes be the Drawdown Date of the Loan.

2.09.02. The Borrower hereby agrees that the moneys remitted to the Suspense Account in accordance with sub-Clause 2.09.01, may not be withdrawn without the prior written consent of the Bank, and the Borrower hereby irrevocably and unconditionally authorizes and instructs the Bank to release the amount standing in the Suspense Account to the Seller or any other party entitled thereto simultaneously with the execution, delivery and if required registration of the Security Documents and the satisfaction of the Conditions Precedent listed in Clause 9.

2.10. (ISDA Clauses). The Bank may, at its absolute discretion establish a facility with the Borrower in order to enable the Borrower to enter into Designated Transactions. The obligations of the Borrower under the ISDA Agreement will be secured the securities created pursuant to this Agreement and the Security Documents.

3.           INTEREST AND MARGIN

3.01.01. (Interest Rate). Interest shall accrue on the Loan:

(A)
During the Initial Margin Application Period at the rate as determined by the Bank to be the aggregate of (i) the Initial Margin, plus (ii) LIBOR, or any Substitute Basis as certified according to Clause 4.01.02. for the respective period agreed upon;

(B)
Upon expiration of the Initial Margin Application Period at the rate as determined by the Bank to be the aggregate of (i) the Margin, plus (ii) LIBOR, or any Substitute Basis as certified according to Clause 4.01.02. for the respective period agreed upon;

3.01.02. At least fifteen (15) days prior to the expiration of the Initial Margin Application Period, the Bank will propose a new Margin for the remaining Security Period or part thereof, for agreement by the Borrower. In proposing such new Margin and negotiating it with the Borrower in view of reaching an agreement the Bank will act reasonably and having taken into account the underlying markets, the annual internal rating of the Borrower and/or the Corporate Guarantor, and any other relevant factor applicable at the Bank's discretion at that time;

3.01.03. If the Borrower does not agree with the Margin proposed by the Bank, and no new Margin is agreed prior to the date of expiration of the Initial Margin Application Period, then the Loan and all other Outstanding Indebtedness will become due and payable by the Borrower to the Bank in accordance with Clause 5.08;

3.01.04. The Borrower hereby agrees and undertakes that it will sign any necessary amendments to this Agreement and the rest of the Security Documents under this Clause as required by the Bank, and will undertake relevant costs.

3.02. (Interest Period). Unless the Borrower shall prior to the Drawdown Date have agreed with the Bank a fixed interest period for the Loan, the Borrower may by notice received by the Bank not later than 10:00 a.m. (Bremen time) on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months, or six (6) months, or twelve (12) months at Borrower's option (or such other period up to five (5) years as may be requested by the Borrower and as the Bank, in its sole discretion, may agree).

3.03. (Duration of Interest Period). Every Interest Period shall, subject to availability to be conclusively determined by the Bank, be of the duration specified by the Borrower pursuant to Clause 3.02 but so that:

3.03.01. the initial Interest Period in respect of the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;

3.03.02. interest shall be calculated on the Loan or the balance thereof from time to time outstanding as and from the commencement date of each applicable Interest Period to the last day of each such Interest Period and shall be paid on the last day of each such Interest Period, provided that in the case of an Interest Period of more than three (3) months' duration, such interest shall be payable quarterly;

3.03.03. in the event of an Interest Period as defined in Clauses 3.02 and 3.03 of this Agreement being fixed for such duration that a part of the Loan is to be repaid within such Interest Period, the Interest Rate will be fixed as provided in this Agreement for the amount of that part of the Loan so to be repaid for the period running from the beginning of such Interest Period to the date upon which the said repayment is to be made and interest will be payable on such date and for the balance of the Loan (less the amount to be repaid within such Interest Period) the interest will be fixed as aforesaid for the agreed period;

3.03.04. in case of failure of the Borrower to specify the duration of an Interest Period in accordance with the provisions of Clause 3.02 and this Clause 3.03, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Bank and the Borrower provided always that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.03;

3.03.05. if the Bank determines that the duration of an Interest Period specified by the Borrower in accordance with Clause 3.02 is not readily available, then that Interest Period shall have such duration as the Bank, in consultation with the Borrower, may determine.

3.04. (Default Interest). In case of failure of the Borrower to pay any sum due and payable on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum, excluding on interest, from the due date up to the date of actual payment (both before and after judgment) at the rate determined by the Bank pursuant to this Clause 3.04. Interest at the default rate shall be compounded at such intervals as the Bank shall in its discretion determine and shall be payable from time to time by the Borrower to the Bank on demand. The rate of interest applicable shall be the rate, as conclusively determined by the Bank save for manifest error, of two per cent (2%) per annum above the rate which is the higher of (i) the Interest Rate and (ii) the aggregate of the Margin and the cost to the Bank of obtaining funds in the amount equal to the amount or amounts unpaid for such period or periods, as shall be conclusively determined by the Bank. The Bank reserves all its rights to claim damages from the Borrower for any other amount not paid when due.

3.05. (Notification of Interest). The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each Interest Rate determined by it under this Clause 3.

In case that the Bank fails to notify the Borrower as above, such failure will not affect the validity of the determination of the Interest Period and the Interest Rate. Each determination of an Interest Rate made by the Bank in accordance with Clause 3 of this Agreement shall be final and conclusive.

4.           ALTERNATIVE INTEREST RATES -  CURRENCY

4.01.01. If and whenever, at any time prior to the commencement of or during any Interest Period, the Bank shall have determined (which determination shall be conclusive) (i) that adequate and fair means do not exist for ascertaining LIBOR during said Interest Period or (ii) that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts for any Interest Period or (iii) that by reason of circumstances affecting the London Interbank Market generally, it is impracticable for the Bank to advance the Commitment or fund or continue to fund the Loan during any Interest Period or (iv) that LIBOR for that interest Period will not adequately reflect the cost of funding of the Loan for that Interest Period, the Bank shall forthwith give notice (a "Determination Notice") thereof to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Bank;

4.01.02. During the period of fifteen (15) days after any Determination Notice has been given by the Bank under Clause 4.01.01 the Bank and the Borrower shall negotiate in good faith (but without incurring any legal obligations) with a view to arriving at an acceptable alternative basis (the "Substitute Basis"), for maintaining the Loan, failing which the Borrower shall, within thirty (30) days following the date of expiry of the above fifteen (15) day negotiation period following the giving of the Determination Notice, prepay the Loan together with accrued interest thereon from the date of the Determination Notice to the date of prepayment (calculated at the rate of (i) the Margin and (ii) the cost to the Bank of obtaining funds in the amount equal to the Loan for the respective Interest Period) and all other sums payable by the Borrower under the Security Documents, and the Commitment shall be reduced to zero. In case the Bank agrees to a Substitute Basis for funding the Loan the Bank shall certify such Substitute Basis to the Borrower. The Substitute Basis may (without limitation) include alternative interest period(s), alternative currencies or alternative rates of interest but shall include the Margin above the cost of funds to the Bank. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in Clause 4.01.01. continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply. The Borrower hereby agrees and undertakes that upon the occurrence of such circumstances, it will sign all necessary amendments to this Agreement and the rest of the Security Documents as required by the Bank.

4.02. In the event that on running-out of any Interest Period, the Bank (as per the Bank's conclusive determination) is not able to fix a corresponding Dollar amount on acceptable terms to the Bank for lending to the Borrower as per conditions of this Agreement, the Bank is entitled to disengage itself from the obligation to provide a Dollar financing by granting to the Borrower a Euro loan as applicable at such time or a loan in any other currency requested by the Borrower and agreed by the Bank at its sole discretion in an equivalent amount calculated at the official buying rate of exchange prevailing on that date. Alternatively, the Borrower is entitled to effect the repayment of the Loan at that date. The Borrower hereby agrees and undertakes that upon the occurrence of such an event, it will sign all necessary amendments to this Agreement and the rest of the Security Documents.

5.           REPAYMENT, PREPAYMENT, AND APPLICATION OF FUNDS

5.01.01. (Repayment) the Borrower shall and it is expressly undertaken by the Borrower to repay the Loan in full to the Bank by the Final Maturity Date, by forty (40) consecutive quarterly principal Repayment Installments of Dollars Nine Hundred Thousand ($ 900,000.00) each, and a balloon Repayment Installment of Dollars Four Million ($ 4,000,000.00) (hereinafter called the "Balloon Installment") payable together with the final fortieth (40th) Repayment Installment;

5.01.02. The first Repayment Date for the Loan will be the date falling three (3) months after the Drawdown Date, and each subsequent Repayment Date will be at consecutive intervals of three months thereafter;

5.01.03. In the event that Loan will not be advanced in full by the Bank to the Borrower under this Agreement, then the amount of each of the Repayment Installments shall be reduced pro-rata as shall be conclusively certified by the Bank in writing to the Borrower;

5.01.04. on the Final Maturity Date the Borrower shall also pay to the Bank any and all other monies then due and payable under this Agreement and the other Security Documents.

5.02. (Voluntary Prepayment). The Borrower shall have the right, upon giving the Bank not less than ten (10) Banking Days' prior notice in writing, to prepay part or all of the Loan in each case together with all unpaid interest accrued thereon, plus any Break Costs, plus all other sums of money whatsoever due and owing from the Borrower to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:

5.02.01. the giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;

5.02.02. such prepayment may take place only on the last day of an Interest Period relating to the part of the Loan to be prepaid, provided, however, that if the Borrower shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not so to do) the Borrower will pay in addition to the amount to be prepaid as per this Clause 5.02, any sum as may be payable to the Bank pursuant to Clause 14;

5.02.03. the Borrower shall in addition pay to the Bank a Prepayment Fee of one point fifty per cent (1.50%) of the amount prepaid (the "Prepayment Fee"). The Borrower shall not pay the Prepayment Fee if prepayment is effected after the first twenty four (24) months from the second day prior to the Drawdown Date , or in the event of a Total Loss of the Vessel, or if the Vessel is sold to a member of the Group, and the purchase is financed by the Bank;

5.02.04. any partial prepayment shall be equal to the Repayment Installment next due, or in multiples thereof;

5.02.05. any prepayment of less than the whole of the Loan will be applied first towards reduction of the Balloon Installment and upon such Balloon Installment being reduced to zero, towards reduction of the remaining Repayment Installments pro rata;

5.02.06. In case the Borrower requests the prepayment of the full amount of the Loan and at the relevant time there are any Transaction(s) outstanding under the ISDA Agreement, the Borrower shall pay in addition to the above any and all amounts then outstanding under such Transactions, including without limitation, in case of outstanding Designated Transactions the Swap Exposure.

5.03. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified. No amount prepaid may be re-borrowed. The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

5.04. (Current Account)

5.04.01. The Borrower shall open and maintain with the Bank an interest bearing Current Account, which will be pledged in favour of the Bank;

5.04.02. The Borrower shall procure that until all moneys payable to the Bank (whether actually or contingently) under this Agreement and the other Security Documents have been paid in full all Earnings and Requisition Compensation of the Vessel shall be paid to the Current Account unless and until the Bank shall require any of the Earnings or Requisition Compensation of the Vessel to be paid to it in accordance with the Earnings Assignment;

5.04.03. The Borrower shall procure that for the duration of the Security Period, there shall be standing to the credit of the Current Account sufficient funds to meet (i) the next Repayment Installment and interest due, i.e. at monthly intervals the Current Account shall be credited with the aggregate of one third (1/3) of the amount of the Repayment Installment due on the next Repayment Date and one third (1/3) of the amount of interest due on the next Interest Payment Date, and (ii) any other Outstanding Indebtedness which has become due and payable at any relevant time. Additionally, the Borrower shall ensure that the Current Account shall have sufficient funds to cover the anticipated cost of the next special survey of the Vessel, such funds to start accumulating in the Current Account twelve (12) months prior to the date of the next special survey of the Vessel;

5.04.04. The Borrower irrevocably and unconditionally authorizes and instructs the Bank to apply any amount from time to time standing to the credit of the Current Account in or towards reduction of the Outstanding Indebtedness due and payable at such time;

5.04.05. If at any time the amount standing to the credit of the Current Account shall be insufficient to repay any part of the Outstanding Indebtedness when due, the Borrower's obligation to repay the Outstanding Indebtedness under this Agreement shall not be affected;

5.04.06. Until the occurrence of an Event of Default, subject only to compliance with the requirements of Clause 5.04.03, Earnings for the time being credited to the Current Account shall be freely available to the Borrower and (subject as aforesaid) may be withdrawn from the Current Account to be used for any purpose not inconsistent with the Borrower's other obligations under this Agreement.

5.05. (Application of Funds). All moneys received by the Bank under or pursuant to any of the Security Documents shall be applied by the Bank in the following manner:

(a)           firstly in or towards payment of all sums other than principal or interest which may be due to the Bank under this Agreement and the Security Documents or any of them;

(b)           secondly in or towards any arrears of interest, including Default Interest due in respect of the Loan or any part thereof;

(c)           thirdly in or towards interest due at the time of such payment;

(d)           fourthly in or towards repayment of the Loan;

(e)           fifthly in or towards sums owing to the Bank under the ISDA Agreement;

(f)           sixthly in or towards payment to the Bank for any loss (excluding loss of profit) suffered by reason of any such payment in respect of principal not being effected on the last day of an Interest Period relating to the part of the Loan repaid; and

(g)           seventhly the surplus (if any) shall be paid to the Borrower.

5.06. (Set Off). The Bank is hereby authorized by the Borrower without prejudice to any of the Bank's rights at law, in equity or otherwise, at any time after all or any part of the Outstanding Indebtedness shall have become due and without notice to the Borrower:

5.06.01. to apply any credit balance standing upon any account of the Borrower with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrower under this Agreement and/or any of the Security Documents;

5.06.02. in the name of the Borrower and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

5.06.03. to combine and/or consolidate all or any accounts in the name of the Borrower with the Bank.

For all or any of the above purposes the Bank is authorized to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause.

5.07. (Compulsory Prepayment in case of Total Loss or sale of the Vessel).

5.07.01. Before drawdown

On the Vessel becoming (i) a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Bank may result in the Vessel being subsequently determined to be a Total Loss, or (ii) the Vessel being sold before the Commitment has been drawn down, the obligation of the Bank to advance the Commitment or any part thereof shall immediately cease, and all obligations of the Bank under this Agreement with respect to the Commitment shall immediately cease;

5.07.02. In case of Total Loss of the Vessel, after drawdown and during the Security Period

On the Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Bank may result in the Vessel being subsequently determined to be a Total Loss after the Loan or part thereof has been drawn down and during the Security Period:

(1)	the obligation of the Bank to advance any remaining part of the Loan not already drawn down shall immediately cease, and

(2)
the Borrower shall within ninety days (90) of the Vessel becoming a Total Loss, or immediately upon payment of any insurance claim with respect to Total Loss, whichever is the earlier, prepay an amount equal to the Outstanding Indebtedness, and in case of outstanding Designated Transactions, the Swap Exposure.

For the purposes of this Clause 5.07:

(a) an actual total loss of a Vessel shall be deemed to have occurred at the actual date and time the Vessel was lost, but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported;

(b) a constructive total loss shall be deemed to have occurred at the date and time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and time at which a total loss is subsequently adjudged by a competent court of law to have occurred;

(c) a compromised or arranged total loss shall be deemed to have occurred on the date on which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Vessel;

(d) requisition for title or other compulsory acquisition of the Vessel shall be deemed to have occurred on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and

(e) capture, seizure, detention, arrest, or confiscation of the Vessel shall be deemed to occur upon the expiry of the period of thirty (30) days after the date upon which the relevant capture, seizure, detention, arrest or confiscation occurred.

5.07.03. In case of sale of the Vessel after drawdown and during the Security Period

On the Vessel being sold (subject to the prior consent of the Bank and subject to the conditions of such consent) after the Loan or part thereof has been drawn down and during the Security Period, the Borrower shall latest on the date of transfer of the Vessel prepay an amount equal to the Outstanding Indebtedness and in case of outstanding Designated Transactions, the Swap Exposure.

5.08. (Compulsory Prepayment in case of no agreement by the Borrower of the new Margin). If the Borrower does not agree with the new Margin proposed by the Bank in accordance with Clause 3.01.02 within fifteen (15) days from the Bank's notification to the Borrower, then the Borrower shall on the expiration date of the Initial Margin Application Period, or within the time limit which may be determined and notified by the Bank, prepay the Loan together with all unpaid interest accrued thereon, plus any Break Costs, plus all other sums of money whatsoever due and owing from the Borrower to the Bank hereunder or pursuant to the ISDA Agreement and the other Security Documents, including, without limitation, in case of outstanding Designated Transactions the Swap Exposure.

The Borrower shall not pay any Prepayment Fee for payment under this Clause 5.08.

6.             PAYMENTS

6.01. (Payments). All moneys to be paid by the Borrower under this Agreement and the other Security Documents shall be paid to the Bank on their due date in date in Dollars in immediately available funds.

The Bank shall have the right to change the place of account for payment, upon eight (8) Banking Days' prior written notice to the Borrower.

6.02. (Payments on Banking Days). All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, the payment or payments due shall be made on the next first Banking Day. If the next first Banking Day falls in the next succeeding calendar month, then payment or payments shall be made on the immediately preceding Banking Day.

6.03. (No Withholdings). All payments to be made by the Borrower under this Agreement shall be made without set-off or counterclaim whatsoever, and free and clear of, and without withholding or deduction for or on account of, any present or future taxes, charges, levies, imposts, duties or withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state or authority including the European Union, other than taxes from time to time on the net income of the Bank imposed in the Federal Republic of Germany.

For the avoidance of doubt, this Clause 6.03 does not apply in respect of sums due from the Borrower to the Bank under or in connection with the ISDA Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding Tax) of the ISDA Agreement shall apply.

6.04. (Gross Up). If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to taxes, or any other deduction or withholding, the Borrower shall pay to the Bank such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which would have been received had payment not been made subject to such taxes deduction or withholding. The Borrower shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than 30 days after each deduction, withholding or payment of any taxes, forward to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment of any taxes. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

6.05. (Computation). All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed in a 360 day year.

7.           FEES

7.01. For the purposes of this Agreement:

7.01.01. "Arrangement Fee" means Dollars One Hundred Fifty Thousand ($ 150,000.00) payable on the date of this Agreement;

7.01.02. "Commitment Fee" means zero point twenty per cent (0.20%) per annum accruing from the 20th day of May 2009 on the undrawn amounts of the Commitment, payable quarterly in arrears until full drawdown or cancellation, as the case may be;

7.01.03 "Prepayment Fee" means one point fifty per cent (1.50%) of the amount prepaid payable to the Bank at the end of any interest period in case of partial or total prepayment of the Loan in accordance with Clause 5.02.03;

7.01.04 "Cancellation Fee" means zero point fifty per cent (0.50%) of the whole of the Commitment or unused portion thereof (as the case may be) payable to the Bank in the event the Loan is cancelled in whole or in part in accordance with Clause 2.06;

7.02. The Borrower shall pay the Arrangement Fee, and the Commitment Fee even if the Commitment or part thereof is cancelled pursuant to this Agreement.

8.           REPRESENTATIONS AND WARRANTIES

The Bank enters into this Agreement in reliance upon the following representations and warranties made by the Borrower and it is hereby represented and warranted by the Borrower that the following matters are true at the date of this Agreement, and that they shall remain true so long as there is any Outstanding Indebtedness:

8.01. Representations Concerning the Security Parties:

8.01.01. (Due Incorporation/Valid Existence) the Borrower and the other Security Parties are incorporated and duly organised and validly existing and in good standing under the laws of their respective country of incorporation, with power to own their property and assets, to carry on their business as the same is now being lawfully conducted and to purchase, own, finance and operate vessels, or manage vessels as the case may be;

8.01.02. (Due Authority) the entry into and performance of this Agreement, the ISDA Agreement, and all the other Security Documents are within the corporate powers of the Borrower and the other Security Parties and have been duly authorized by the appropriate corporate bodies including all shareholders, and any other necessary action for the authorization has been undertaken, and do not and would not contravene or result in breach of any applicable law, regulation rule, judgment, decree or permit or contractual restriction which does, or may, bind any one or more of them or their shareholders or their subsidiaries, or the documents defining the respective constitutions of any of them and do not and will not result in the creation or imposition of any security interest, lien, charge, or Encumbrance on any of their assets or those of any of their subsidiaries in favour of any party other than the Bank;

8.01.03. (No Default/No Litigation) neither the Borrower nor any of the other Security Parties is in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration, tax claim or administrative proceeding is current or pending or (to its or its officers' knowledge) threatened, which, if adversely determined, would have a materially detrimental effect on the business assets or the financial condition of any of them;

8.01.04. (Financial Information) all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, have been prepared in accordance with all applicable laws and GAAP which have been consistently applied;

8.01.05. (Financial Condition) the financial condition of the Borrower and of any other Security Party has not suffered any material deterioration since that condition was last disclosed to the Bank;

8.01.06. (No Immunity) neither the Borrower nor any of the other Security Parties nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

8.01.07. (Shipping Company) the Borrower and the Manager are shipping companies involved in the owning or managing of ships engaged in international voyages and earning profits in free foreign currency;

8.01.08. (Commercial benefit of the Corporate Guarantor) the giving of the Corporate Guarantee guaranteeing the obligations of the Borrower under the Agreement by the Corporate Guarantor, is to the commercial benefit of the Corporate Guarantor in that the Corporate Guarantor holds 100% of all the issued and outstanding share capital of the Borrower and has close financial cooperation and mutual assistance with the Borrower and that by lending its support to the Borrower through such agreements it furthers its own business interests within the scope of its constitutional documents;

8.02. Representations Concerning the Security Documents:

8.02.01. (Licenses/Authorization) all licenses, authorizations, consents or approvals necessary for the execution, validity, enforceability or admissibility in evidence of the Security Documents and all other documents executed or to be executed in connection therewith, have been obtained and complied with by the Borrower and each of the other Security Parties as it is or will be a party thereto;

8.02.02. (Perfected Securities) when duly executed, the Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, in the assets and revenues intended to be covered, valid and enforceable against the Borrower, and each of the other Security Party as it is or will be a party thereto in any Relevant Jurisdiction;

8.02.03. (No Notarization/Filing/Records) save for the registration of the Mortgage in the appropriate shipping registry and any other registration necessary for any Security Document, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid on or in relation to the Agreement or the Security Documents;

8.02.04. (No Taxes) no taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder;

8.02.05. (Validity and Binding Effect) the Security Documents are (or upon their execution - and in the case of any mortgage upon its registration with the appropriate registry - will be) valid and binding and enforceable against the Borrower and all the other Security Parties in accordance with their respective terms and conditions, and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security they create;

8.02.06. (Direct Obligations) the obligations imposed on the Borrower and the other Security Parties by the Security Documents do and will constitute direct obligations on them;

8.02.07. (Valid Choice of Law) the choice of law agreed to govern this Agreement and the other Security Documents and the submission to the non-exclusive jurisdiction of the courts agreed in each of the Security Documents are or will be on execution of the respective Security Documents, valid and binding on the Borrower and each of the other Security Parties which is or will be a party thereto.

8.03. Environmental Representations.

8.03.01.Except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by the Bank:

(i)           the provisions of all Environmental Laws have been complied with by the Borrower and the other Relevant Parties and (to the best knowledge and belief of the Borrower) by their respective Environmental Affiliates;

(ii)           all Environmental Approvals have been obtained and are complied with by the Borrower and the other Relevant Parties and (to the best knowledge and belief of the Borrower) by their respective Environmental Affiliates;

(iii)        neither the Borrower nor any other Relevant Party nor (to the best knowledge and belief of the Borrower) any of their Environmental Affiliates has received notice of any Environmental Claim that any Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

8.03.02. Except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank there is no Environmental Claim pending or, (to the best knowledge and belief of the Borrower) threatened against the Borrower or the Vessel or any other Relevant Party or any other Relevant Ship or (to the best of knowledge and belief of the Borrower) any of their respective Environmental Affiliates; and

8.03.03. Except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by the Bank, there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other Relevant Ship owned by, managed by or chartered to the Borrower or any other Relevant Party which could give rise to any Environmental Claim.

8.04. Representations Concerning the Vessel:

8.04.01. (Ownership / Flag / Seaworthiness / Class / Insurance) the Vessel is and/or on the Drawdown Date will be:

a)           in the absolute and unencumbered (otherwise than as contemplated in this Agreement) ownership of the Borrower;

b)           registered with a registry and under an Approved Flag in the name of the Borrower;

c)           operationally seaworthy and in every way fit for service in compliance with the ISM Code and the ISPS Code;

d)           classed with a classification society which has been approved by the Bank in writing and such classification is and will be free of all requirements, recommendations or notations;

e)           insured in accordance with the provisions of this Agreement; and

d)          chartered with charterers and under terms acceptable to the Bank.

8.04.02. (No Encumbrances) neither the Vessel nor its Earnings, Insurances or Requisition Compensation nor any part thereof will, on the Drawdown Date, be subject to any Encumbrances other than Encumbrances in favour of the Bank, or permitted by the Bank;

8.04.03. (No Money Laundering) The Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan (or any part thereof) for its own benefit, under its full responsibility and exclusively for the purpose specified in this Agreement and (iii) that the transactions and other arrangements effected or contemplated by this Agreement and the Security Documents to which the Borrower is a party, will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/ECB) of the Council of the European Communities);

8.04.04 (Sufficient Funds) The Borrower on the date hereof has secured or on the relevant date will have secured sufficient funds to cover its obligations under the Contract.

8.05. Representations Correct. At the time of entering this Agreement all above representations and warranties and/or any other information given by the Borrower or any other Security Party to the Bank are true and accurate and will remain so throughout the Security Period and there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both.

9.           CONDITIONS PRECEDENT AND SUBSEQUENT

9.01. (Conditions Concerning Corporate Authorizations). The obligation of the Bank to make the Commitment or any part thereof available to the Borrower shall be subject to the conditions that the Bank, shall have received, no later than two (2) Banking Days before the day on which the Drawdown Notice in respect of the Commitment is given, the following documents and evidence in form and substance satisfactory to the Bank:

9.01.01. a duly certified true copy of the Memorandum and Articles of Association, or the Articles of Incorporation and By-Laws as the case may be, or of any other constitutional documents, as the case may be, of each corporate Security Party together, where appropriate, with certified translations of the same into English;

9.01.02. a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority and/or at the discretion of the Bank signed by the secretary or a director of each of them respectively, stating the officers and/or the directors of each of them;

9.01.03. a recent certificate as to shareholding of any corporate Security Party (other than the Corporate Guarantor) issued by an appropriate authority or, at the discretion of the Bank, signed by the secretary or a director of each of them as the case may be, stating respectively the full details of the person or persons beneficially entitled as shareholders/stockholders of the entire issued and outstanding shares/stock of each of them;

9.01.04. minutes of meetings of the directors of any corporate Security Party and of the shareholders of any corporate Security Party (other than the Corporate Guarantor) at which there was approved the entry into execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or will be a party;

9.01.05. evidence of the due authority of any person signing this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

9.01.06. evidence that all necessary licenses, consents, permits and authorizations (including those in respect of exchange control) have been obtained by any Security Party for execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Security Documents;

9.01.07. in case that the Bank at its sole discretion has accepted that any shares of any corporate Security Party may be owned by a corporate shareholder, the conditions set out in this Clause 9.01 will apply to such corporate shareholder in relation to its participation in any meeting of shareholders of any of the Security Parties and the granting of any security hereunder;

9.01.08. any other documents or recent certificates or other evidence satisfactory to the Bank in its sole discretion, which would be required by the Bank in relation to any corporate Security Party proving that the relevant Security Party has been properly established, continues to exist validly and to be in good standing, listing present board of directors and shareholders, that the execution and performance of the Security Documents has been duly authorized, and generally that the representations in Clause 8 are correct in all respects.

9.02. (Conditions Concerning the Securities and Fees). The obligation of the Bank to advance the Commitment or any part thereof is subject to the further conditions that the Bank at the time of receiving the Drawdown Notice in respect of the Commitment shall have received and in respect of condition in Clause 9.02.01 herein below simultaneously with the drawdown of the Loan shall receive in form and substance satisfactory to the Bank:

9.02.01. each of the Security Documents duly executed and where appropriate duly registered with the appropriate registry;

9.02.02. evidence that the Current Account has been duly opened and all mandate forms, signature cards and authorities duly delivered;

9.02.03. payment to the Bank of the fees payable pursuant to Clause 7, if they have not been previously paid.

9.03. (Conditions Concerning the Vessel). The obligation of the Bank to advance the Commitment or any part thereof is subject to the further conditions that the Bank shall have received two days prior to the Drawdown Date in form and substance satisfactory to the Bank, unless as otherwise agreed by the Bank:

9.03.01. evidence that on the Drawdown Date the Vessel is duly registered in the ownership of the Borrower with an Approved Flag, free from any Encumbrances save for those in favour of or permitted by the Bank and otherwise as contemplated herein, including a Certificate of Ownership and Encumbrances issued by the flag sate of the Vessel;

9.03.02. evidence in form and substance satisfactory to the Bank that the Vessel has been insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance;

9.03.03. an undertaking from the Borrower and the Master of the Vessel that the Vessel will remain in port until the Bank confirms it has received satisfactory confirmation that cover is in full effect, if requested by the Bank;

9.03.04. copy of the Management Agreement in form and substance satisfactory to the Bank between the Borrower and the Manager, and of the DOC of the Manager;

9.03.05. all necessary confirmations by insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the insurances, in form and substance satisfactory to the Bank in its sole discretion;

9.03.06. evidence that the Vessel is classed + 100 Al with Bureau Veritas, or to a similar standard with another classification society of like standing to be specifically approved by the Bank, and remains free from recommendations, conditions or average damage affecting class;

9.03.07. evidence that the trading and safety certificates of the Vessel are valid and in force and that the Vessel complies with all ISM Code and ISPS Code requirements and copies of the ISM Code Documentation and of the ISPS Code Documentation;

9.03.08. due authorization in form and substance satisfactory to the Bank authorizing the Bank to have access and/or obtain any copies of class records or other information at its discretion from the classification society of the Vessel;

9.03.10. valuation of the Vessel as at the date determined by the Bank - but in any event before the drawdown of the Commitment - prepared by major shipbrokers approved and/or appointed by the Bank in form and substance satisfactory to the Bank in its sole discretion, if required by the Bank.

9.04. (No Change of Circumstances). The obligation of the Bank to advance the Commitment to the Borrower is subject to the further conditions that at the time of the giving of the Drawdown Notice and on advancing the Commitment:

9.04.01. the representations and warranties set out in Clause 8 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

9.04.02. no Event of Default shall have occurred and be continuing or would result from the drawdown; and

9.04.03. the Bank shall be satisfied that there has been no change in the ultimate ownership, management, operations or financial condition of any Security Party which change might, in the sole opinion of the Bank, be detrimental to the interests of the Bank.

9.05. (Other Conditions). The obligation of the Bank to make available the Commitment to the Borrower is subject to the further conditions that the Bank, prior to or simultaneously with the drawdown, shall have received in form and substance satisfactory to the Bank:

9.05.01. opinions from legal counsel as to all the matters and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto, and any further legal or other expert opinion as the Bank at its sole discretion may require;

9.05.02. confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents and accepted by the Bank for the acceptance of any notice or service of process, that they consent to such nomination;

9.05.03. a receipt in writing in form and substance satisfactory to the Bank including an acknowledgment and admission of the Borrower and/or any other Security Party to the effect that the Commitment was drawn down by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct;

9.05.04. (a) the duly signed by the Board of Directors unaudited financial statements (internal figures, including balance sheets and profit and loss accounts) of the Borrower, and (b) the duly signed by auditors audited financial statements (including balance sheets and profit and loss accounts) prepared in accordance with all applicable laws and GAAP of the Group, all in form and substance satisfactory to the Bank, as described in Clause 12.01.01;

9.05.05. copy of the Charter in form and substance satisfactory to the Bank;

9.05.06. evidence of no default under the Contract, including of payment of all the installments payable under the Contract;

9.05.07. a duly issued invoice from the Builder showing the amount of the final installment payable under the Contract for the Vessel;

9.05.08. evidence that the Loan will be utilized for the purpose stated in Clause 1.01 of this Agreement;

9.05.09. copies of the duly executed Builder's Certificate, the Bill of Sale and the other sale and purchase documents of the Builder and the Borrower in form and substance satisfactory to the Bank for the passing of title of the Vessel to the Borrower free and clear of any Encumbrances.

9.06. Any copies of documents delivered to the Bank shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as it will be acceptable to the Bank at its sole discretion.

9.07. Signatures of Board of Directors or Shareholders' resolutions, Secretary's certificates and any other documents are, at the discretion of the Bank, to be verified for their genuineness by appropriate Consul or other authority.

9.08. The conditions specified in this Clause are inserted solely for the benefit of the Bank and may be waived in whole or in part and with or without conditions by the Bank without prejudicing the right of the Bank to require fulfillment of such conditions at such time and manner as specified by the Bank.

9.09. (Further documents). The Bank may from time to time request and the Borrower shall, within the period specified by the Bank, deliver to the Bank such further documents certificates and/or opinions as the Bank may reasonably ask.

10.           SECURITY

10.01. As security for the obligations of the Borrower under this Agreement and the due and punctual repayment of the Loan and payment of interest thereon and of all other Outstanding Indebtedness as provided in this Agreement and any and all obligations arising out of or in connection with the ISDA Agreement, including all single transactions entered into thereunder, and particularly any claim and obligation due to an event of default or termination event pursuant to Section 6(e) ISDA Agreement, the Borrower shall ensure and procure that the Bank is provided with the following Security Documents in form and substance satisfactory to the Bank at the time specified herein or otherwise as required by the Bank, and ensure that such security consists of:

10.01.01. the Mortgage together, if applicable, with the Deed of Covenant;

10.01.02. a first priority assignment of all the Insurances of the Vessel in favour of the Bank and respective notices of assignment to the insurers;

10.01.03. a first priority assignment of the Earnings and Requisition Compensation of the Vessel in favour of the Bank and respective notices of assignment;

10.01.04. the Corporate Guarantee;

10.01.05.the Manager's Agreement;

10.01.06. a first priority pledge and charge executed by the Borrower on the Current Account in favour of the Bank;

10.01.07. the Charter Assignment;

10.01.08. any and all other Security Documents that the Bank may reasonably require.

10.02. (Maintenance of Securities). It is hereby undertaken by the Borrower that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are due under this Agreement or thereunder be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that the Borrower will, at its own expense, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

11.          INSURANCES

11.01. Words and expressions used in this Clause shall, unless otherwise defined in this Clause, have the meanings given thereto in Clause 1.02 of this Agreement and the following expressions shall have the meanings listed below:

"Approved Brokers" means such insurance brokers, appointed by the Borrower, as may from time to time be approved by the Bank in writing for the purposes of this Clause;

"Excess Risks" means, in relation to the Vessel, (i) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which the Vessel is assessed for the purpose of such claims exceeding its hull and machinery insured value and (ii) collision liabilities not recoverable in full under the applicable hull and machinery insurance by reason of such liabilities exceeding such proportion of the insured value of the Vessel as is covered thereunder;

"Loss Payable Clauses" means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance document, such Loss Payable Clauses to be in the forms set out in Clause 11.04, or such other form as the Bank may from time to time agree in writing;

"Protection and Indemnity Risks" means the usual risks covered by a protection and indemnity association managed in a major international marine insurance market, including, but not limited to, pollution, freight, demurrage and detention risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; and

"War Risks" includes all risks referred to in the Institute War and Strike Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, political risks, deprivation, confiscation and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

11.02. It is hereby undertaken by the Borrower, that until all moneys payable to the Bank (whether actually or contingently) under this Agreement and the other Security Documents have been paid in full, the Borrower will comply with the following undertakings in relation to the Vessel:

i)           to effect the insurances referred to in (ii) below in Dollars or in other such currency as the Bank may approve through the Approved Brokers (other than the said Mortgagee's Interest Insurance and MAP which shall be effected through brokers nominated by the Bank) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Bank, provided, however, that the insurances so effected shall from time to time be approved in writing by the Bank if the Bank so requires;

ii)           to insure and keep the Vessel insured free of cost and expense to the Bank and in the sole name of the Borrower or, if so required by the Bank, in the joint names of the Borrower and the Bank (but without liability on the part of the Bank for premiums or calls):

1)
against fire and usual marine risks (including Excess Risks) on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of the Vessel's Market Value for the time being, and 120% of the aggregate of the Outstanding Indebtedness and in case of outstanding Designated Transactions, of the Swap Exposure, and of any claim, lien, or encumbrance having priority over the Bank's security) on a full cover/all risks basis with such reasonable deductible and upon such terms as shall from time to time be approved in writing by the Bank; and

2)
against War Risks including claims and/or liabilities related to terrorism and including War P&I cover, either with Lloyd's or other insurance companies and/or underwriters and/or war risk associations acceptable to the Bank according to London Institute War Clauses, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of the Vessel's Market Value for the time being, and 120% of the aggregate of the Outstanding Indebtedness, and in case of outstanding Designated Transactions, of the Swap Exposure, and of any claim, lien, or encumbrance having priority over the Bank's security) with reasonable deductibles and terms as shall from time to time be approved in writing by the Bank attaching also the so called war protection clauses. If not fully covered by these insurances, crew war liabilities insurance shall have to be effected separately; and

3)
against Protection and Indemnity Risks for the full value and tonnage of the Vessel (as approved in writing by the Bank) according to the relevant rules and deductibles provided thereof for all risks insured by protection and indemnity associations or clubs including Pollution, and including excess War P&I cover and at the highest limits of cover equivalent to limits of the IGA Group . If any risks are excluded or the deductibles as provided by the rules have been altered, the consent of the Bank shall have to be previously obtained. In case that crew liabilities (loss of life, injury or illness) have been entirely excluded from the association cover or insured on a deductible excess basis, such liabilities shall have to be further insured separately with other underwriters acceptable to the Bank and upon such terms as shall from time to time be approved in writing by the Bank; and

4)	in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of a vessel; and

5)
port risks insurance, (in the event of the Vessel being laid up for an extended period) may be effected with prior written consent of the Bank in lieu of the insurances required under the provisions of sub-clauses (1), (2), (3) and (4) above against fire and usual marine risks and Protection and Indemnity Risks subject to the conditions of "Institute Time Clauses Hulls, Port Risks" including War Risks subject to the conditions of "Institute War and Strikes Clauses, Hulls, Time" extended to include War Protection and Indemnity risks or other such similar insurance clauses or contract the terms of which shall be acceptable to the Bank;

iii)           if any of the Insurances referred to in Clause 11.02 (ii) form part of a fleet cover, to procure that the Approved Brokers shall undertake to the Bank that they shall neither set off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance of the Vessel for reason of non-payment of premiums for other vessel under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Bank;

iv)           punctually to pay all premiums, calls, contributions or other sums payable in respect of all such insurances and to produce all relevant receipts or other evidence of payment when so required by the Bank;

v)           at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Bank of the names of the brokers and/or the War Risks and Protection and Indemnity Risks associations proposed to be employed by the Borrower for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Bank pursuant to this Clause 11.02, to procure that appropriate instructions for the renewal of such insurances on the terms so specified are given and necessary payments are made to the Approved Brokers and/or to the approved War Risks and Protection and Indemnity Risks associations at least fourteen (14) days before the relevant policies, contracts or entries expire and furnish proof thereof, and that the Approved Brokers and/or the approved War Risks and Protection and Indemnity Risks associations will at least fourteen (14) days before such expiry (or within such shorter period as the Bank may from time to time agree) confirm in writing to the Bank as and when such renewals have been effected in accordance with the instructions so given and to procure that a Cancellation Clause shall be endorsed on the relevant policies, contracts or entries for a Notice of Cancellation to the Bank on the terms set out in Clause 11.04;

vi)           to arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

vii)           to assign to the Bank all its present and future claims under the Insurances and to notify such assignment by a Notice of Assignment and deliver all insurance policies to the Bank together with the Letter of Undertaking by the insurers or the Approved Brokers. The Borrower also undertakes that it will not otherwise assign, pledge or dispose of any Insurance claim to any third party without the prior consent of the Bank;

viii)           to deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the Insurances referred to in Clause 11.02 as are effected through the Approved Brokers and procure that the interest of the Bank shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a notice of assignment (signed by the Borrower) in the form set out in Clause 11.04 or in such other form as may from time to time be agreed in writing by the Bank, and that the Bank shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Bank;

ix)           to procure that any Protection and Indemnity and/or War Risks associations in which the Vessel is for the time being entered shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Bank with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Bank;

x)           if so requested by the Bank, but at the cost of the Borrower, to furnish the Bank from time to time with a detailed report signed by an independent consultant or marine insurance broker appointed by the Bank dealing with the Insurances maintained on the Vessel and stating the opinion of such consultant or broker as to the adequacy thereof;

xi)           to do all things necessary and provide all documents, evidence and information to enable the Bank to collect or recover any moneys which shall at any time become due in respect of the Insurances;

xii)           not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers and the Bank to such employment and complying with such requirements as to extra insurances or premiums or otherwise as the insurers may prescribe;

xiii)           to apply all sums receivable under the Insurances which are paid to the Borrower in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received; and

xiv)           to accept and be bound by the Bank's settlement of any dispute with the insurers in connection with the insurers' liability or the sums receivable under the Insurances.

11.03. Further, the Borrower agrees and authorises the Bank to effect in the name of the Bank but at the expense of the Borrower:

(a)	a Mortgagee's Interest Insurance for at least 120% of the Outstanding adebtedness and any Swap Exposure; and

(b)
a Mortgagee's Additional Perils Insurance (MAP) (oil pollution) for at least 120% of the Outstanding Indebtedness and any Swap Exposure. Condition for this kind of insurance is that the cover for oil pollution by the protection and indemnity association or club is increased to $ 1,000,000,000.00, such insurance to be effected at the sole discretion of the Bank.

The Borrower herewith irrevocably authorizes the Bank to disclose to the insurance brokers and insurers all relevant information which is required or desirable to effect and maintain Mortgagee's Interest Insurance, and Mortgagee's Additional Perils Insurance, including without limitation, information on the Vessel, the Owner, and the finance under this Agreement.

11.04. The Loss Payable Clause and the Cancellation Clause shall be substantially in the following form:

LOSS PAYABLE CLAUSE (HULL & MACHINERY RISKS/WAR RISKS )

It is noted that, by an Assignment in writing dated the  …………… day of ……………. (the "Assignment") over the vessel described below, ______________, ("the Owner"), owner of the vessel "________________" (the "Vessel"), assigned absolutely to BREMER LANDESBANK KREDITANSTALT OLDENBURG -GIROZENTRALE - BREMEN, ("the Bank") this policy and all benefits thereof, including all claims of whatsoever nature (including return of premiums) hereunder.

Claims hereunder payable in respect of a total or constructive or an arranged or agreed or compromised total loss or unrepaired damage and all claims which (in the opinion of the Bank) are analogous thereto shall be payable to the Bank.

Subject thereto, all other claims, unless and until underwriters have received notice from the Bank of a default under the Assignment, in which event all claims hereunder shall be payable directly to the Bank, shall be payable as follows:

(i)
a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed UNITED STATES DOLLARS FOUR HUNDRED THOUSAND ($ 400,000.00) or the equivalent in any other currency, prior to adjustment for any franchise or deductible under the terms of the policy, shall be paid directly to the Owner for the repair, salvage or other charges involved or as a reimbursement if they have fully repaired the damage and paid all of the salvage or other charges;

(ii)
a claim in respect of any one casualty where the aggregate claim against all insurers exceeds UNITED STATES DOLLARS FOUR HUNDRED THOUSAND ($ 400,000.00) or the equivalent in any other currency prior to adjustment for any franchise or deductible under the terms of the policy, shall subject to the prior written consent of the Bank, be paid to the Owner as and when the Vessel is restored to its former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent as aforesaid make payment on account of repairs in the course of being effected.

Notwithstanding the terms of the said Loss Payable Clause and Notice of Assignment, unless and until Brokers receive notice from the Bank to the contrary, Brokers shall be empowered to arrange their proportion of any collision and/or salvage guarantee to be given in the event of bail being required in order to prevent the arrest of the Vessel or to secure the release of the Vessel from arrest following a casualty. Where a guarantee has been given as aforesaid and the guarantor has paid any sum under the guarantee in respect of such claim, there shall be payable directly to the guarantor out of the proceeds of said policies a sum equal to the sum so paid.

All collections are to be made through the brokers approved by the Bank.

NOTICE OF CANCELLATION

Notice is to be given to BREMER LANDESBANK KREDITANSTALT OLDENBURG -GIROZENTRALE - Domshof 26, 28195 Bremen, Germany, (tel.: +49 421 332.2573, FAX: +49 421 332.3636, e-mail: michael.titzmann@bremerlandesbank.de, (the "Bank") in any of the following cases:

(1)           immediately of any material changes which are proposed to be made in the terms of the insurances or if the underwriters cease to be underwriters for any purposes connected with the insurances;

(2)           not later than fourteen (14) days prior to the expiry of any of the insurances if instructions have not been received for the renewal thereof and, in the event of instructions being received to renew, of the details thereof;

(3)           immediately of any instructions or notices received by underwriters with regard to the cancellation or invalidity of any of the insurances aforesaid; and

(4)           immediately if the underwriters give notice of their intention to cancel the insurances, provided that the underwriters will not exercise any rights of cancellation by reason of unpaid premiums without giving the Bank fourteen (14) days, from the receipt of such notice, in which to remit the sums due.

LOSS PAYABLE CLAUSE PROTECTION & INDEMNITY RISKS INSURANCE

Payment of any recovery which _________________ (the "Owner") is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from BREMER LANDESBANK KREDITANSTALT OLDENBURG — GIROZENTRALE — of Domshof 26, 28195 Bremen, Federal Republic of Germany (the "Bank") in which event all recoveries shall thereafter be paid to the Bank or their order; provided that no liability whatsoever shall attach to the Association, its managers or their agents for failure to comply with the latter obligation until the expiry of two clear business days from the receipt of such notice.

NOTICE OF CANCELLATION

Notice to be given to BREMER LANDESBANK KREDITANSTALT OLDENBLTRG—  G1ROZENTRALE — Domshof 26, 28195 Bremen, Federal Republic of Germany, (tel.: +49 421 332.2573, FAX: +49 421 332.3636, e-mail: michael.titzmann@bremerlandesbank.de, (the "Bank") in any of the following cases:

(1)           immediately of any material changes which are proposed to be made in the terms of the Insurances or if the underwriters cease to be underwriters for any purposes connected with the Insurances;

(2)           not later than fourteen (14) days prior to the expiry of any of the Insurances if instructions have not been received for the renewal thereof and, in the event of instructions being received to renew, of the details thereof;

(3)           immediately of any instructions or notices received by underwriters with regard to the cancellation or invalidity of any of the Insurances aforesaid; and

(4)           immediately if the underwriters give notice of their intention to cancel the Insurances, provided that the underwriters will not exercise any rights of cancellation by reason of unpaid premiums without giving the Bank fourteen (14) days, from the receipt of such notice, in which to remit the sums due.

11.05. The Notice of Assignment shall be substantially in the following form:

NOTICE OF ASSIGNMENT

(for attachment by way of endorsement to the Policy)

We the undersigned ___________________

the owner of m.v. "_____________________" (the "Vessel") hereby give notice that by an assignment dated ._______ 200x, and entered into by us with Bremer Landesbank Kreditanstalt Oldenburg - Girozentrale - (the "Bank") there have been assigned by us to the Bank all benefits arising under all insurances taken out and to be taken out for the Vessel including but not limited to the insurances constituted by the policy whereon this notice is endorsed or shall be endorsed.

Signed this……………… day of ……………………..
for and on behalf of

__________________________________

__________________________________

To : [Managers of protection and indemnity or war risks association or club]

We, __________________, the owners of the MN "________________________" (the "Vessel") irrevocably authorize you to disclose to BREMER LANDESBANK KREDITANSTALT OLDENBURG -GIROZENTRALE- ("the Bank") or its agents all information and documents relating to the entry of the Vessel with you as the Bank or its agents may from time to time require.

Please note that this authority may not be varied or revoked without the prior written consent of the Bank.

Signed this……………… day of ……………………..
for and on behalf of

__________________________________

__________________________________

12.           COVENANTS

It is hereby undertaken by the Borrower that, from the date of this Agreement and so long as any moneys are due and/or owing and/or outstanding under this Agreement, the ISDA Agreement, or any of the other Security Documents the Borrower will:

12.01. Information Covenants

12.01.01. (Annual Financial Statements) furnish the Bank every 30th June or latest by every 30th September, in form and substance satisfactory to the Bank, with (i) annual unaudited financial statements (internal figures, including balance sheets, profit and loss accounts) of the Borrower signed by the Board of Directors of the Borrower, and (ii) annual, audited, consolidating and consolidated financial statements of the Group commencing on 31st December 2008 (including balance sheets, profit and loss accounts) audited by auditors acceptable to the Bank and prepared in accordance with all applicable laws and GAAP consistently applied;

12.01.02. (Financial Information) provide the Bank annually and in any event within two (2) weeks after the Bank's request with information in form and substance satisfactory to the Bank on the financial condition, Financial Indebtedness, cash flow position, commitments and operations of the Group including cash flow analysis and voyage accounts of the Relevant Ships with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by the CFO or any other officer of the Corporate Guarantor as to their correctness. In addition, the Borrower hereby undertakes to keep the Bank promptly advised of all major financial developments of the Security Parties such as sales or purchases of vessels, new loans, refinancing/restructuring of existing loans, contracts for term employment of vessels;

12.01.03. (Information on the Financial Indebtedness of the Security Parties other than the Borrower) promptly inform the Bank of any proposed arrangements of any of the Security Parties other than the Borrower in respect of Financial Indebtedness together with the payment or repayment terms in respect of such Financial Indebtedness;

12.01.04. (Information on Adverse Change or Default) inform the Bank in writing of any occurrence of which the Borrower becomes aware which might adversely affect the ability of any Security Party to perform its respective obligation under this Agreement and/or any of the Security Documents and of any default forthwith upon becoming aware thereof; and

12.01.05. (Information on Events concerning the Vessel) notify the Bank forthwith and in any event within 48 hours after such event becomes known to the Borrower or any other Security Party by fax or e-mail confirmed by letter addressed to the Bank of:

(a)           any accident to the Vessel the anticipated repair cost or liability amount of which exceeds $ 400,000.00, or any event which may result in an Environmental Claim;

(b)           any occurrence resulting in the Vessel becoming or being likely to become a Total Loss;

(c)           any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with, within any time limit imposed by any insurer or classification society or authority;

(d)           any arrest of the Vessel or the exercise or purported exercise of any lien of the Vessel or its Earnings or Insurances and of its release;

(e)           any petition or notice of meeting to consider any resolution to wind-up the Borrower or any other corporate Security Party;

(f)           any intended dry docking of the Vessel;

(g)           any event affecting the Vessel's class, its compliance with the ISM Code or the ISPS Code, any seizure of the Vessel, bottomry, general average, salvage as well as of any assistance whatsoever rendered by third parties and of all legal proceedings against the Vessel;

(h)           any claim for breach of the ISM Code or the ISPS Code;

(i)           any event affecting the due performance of any charter of the Vessel by either the Borrower or the charterer.

12.02. Banking Arrangements

12.02.01. (Banking Operations) ensure that whenever possible all banking operations in connection with the Vessel are carried out through the Bank.

12.03. No Further Financial Exposure

12.03.01. (No Further Indebtedness) incur no further Indebtedness, including any Financial Indebtedness, nor authorize or accept any capital commitments (other than those normally associated with the day to day operation of the Vessel) nor enter into any agreement for payment on deferred terms or hire agreement, in each case in excess of Dollars Five Hundred Thousand ($500,000), without the prior written consent of the Bank;

12.03.02. (No Guarantees) not issue or agree to issue any guarantee in favour of any person or legal entity other than in connection with the ordinary trading and operation of the Vessel;

12.03.03. (No Loans) not make any loans or loan advances to, or any investments in, any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advances to any officer, director, stockholder or employee directly or through any other Security Party;

12.03.04. (No Dividends) following the occurrence of an Event of Default which is continuing, not declare or pay any dividends or other distribution from the Earnings of the Vessel upon any of the issued shares and throughout the term of the Loan not otherwise dispose of any assets to any of the shareholders of the Borrower, without the prior written consent of the Bank;

12.03.05. (No Payments) except pursuant to this Agreement and the Security Documents (or as expressly permitted by the same) not pay out any funds to any company or person except in connection with the administration of the Borrower and the operation and/or repair of the Vessel;

12.03.06. (No dealings with ISDA Agreement) not assign, novate or in any other way transfer any of its rights or obligations under or pursuant to the ISDA Agreement, nor enter into any interest rate exchange or hedging agreement for the purpose of hedging Borrower's exposure under this Agreement to fluctuations of LIBOR arising from the funding of the Loan (or any part thereof) with anyone other than the Bank, nor any other agreement or commitment the effect of which is, in the opinion of the Bank, materially to prejudice the hedging of the Borrower's interest rate risk under this Agreement effected by the Designated Transactions from time to time entered into between the Borrower and the Bank, without the prior written consent of the Bank;

12.04. Maintenance of Corporate and Business Structure

12.04.01. (Maintain Business Structure) not change the nature, organization and conduct of the business of the Borrower and of any other Security Party, or carry on any business other than the business carried on at the date of this Agreement;

12.04.02. (Maintain Legal Structure) ensure that none of the documents defining the constitution of the Borrower or of any other corporate Security Party ( including the Corporate Guarantor) shall be altered in any manner whatsoever, nor any shareholder changed (except with respect to the Corporate Guarantor), without the Bank's prior written consent, and promptly inform the Bank of any change of a Director of the Borrower or any other corporate Security Party;

12.04.03. (Ownership) ensure that no change shall be made in the ownership, control or management of the Borrower or of any other Security Party (other than the Corporate Guarantor), or of the Vessel without the prior written consent of the Bank. With respect to the Corporate Guarantor, the Borrower will ensure that no change shall be made in the control or the management of the Corporate Guarantor without the prior written consent of the Bank;

12.04.04. (No Merger) not merge or consolidate with any other company or person;

12.05. No Subordination/Value of Security

12.05.01. (No Subordination) ensure that the Indebtedness of the Borrower to the Bank hereunder or under the other Security Documents will not be subordinated in priority of payment to any other present or future Indebtedness;

12.05.02. (Valuation of the Vessel) (a) as and when and as often as may be reasonably required by the Bank but at least annually, provide the Bank at the Borrower's expense with a valuation certificate addressed to the Bank and dated not more than seven (7) days prior to its delivery to the Bank from an Approved Broker certifying the Vessel's Market Value. Such valuation may be made with or without physical inspection of the Vessel (as the Bank may require) on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and free of any existing charter or other contract of employment. All costs arising in connection with the obtaining of any such valuation (including, but not limited to, the fees of the relevant Approved Brokers appointed to give such valuations) shall be borne by the Borrower;

(b)           if the Borrower fails to provide the valuation certificate required by Clause 12.05.02 (a) within seven (7) days of being required to do so by the Bank, or if the Bank does not agree with such valuation in its discretion, the Borrower irrevocably authorizes the Bank at the expense of the Borrower to appoint an Approved Broker as the Bank in its discretion may consider appropriate for the purpose of providing such valuation certificate and undertakes promptly on request to supply to the Bank and to any such Approved Broker such information concerning the Vessel, its condition and its employment as the Bank and the Approved Broker appointed by the Bank may reasonably require, and such valuation shall constitute the Vessel's Market Value for the purposes of Clause 12.05.03;

The Vessel's Market Value as determined pursuant to this Clause 12.05.02(b) shall be notified by the Bank to the Borrower;

(c)           In the event that by written notice to the Bank, within two (2) Banking Days as of the date of the delivery from the Borrower to the Bank of the valuation certificate pursuant to Clause 12.05.02(a) or, as the case may be, the delivery from the Bank to the Borrower of the valuation certificate pursuant to Clause 12.05.02(b), such valuation is not accepted by the Borrower, the value of the Vessel shall be determined by an Approved Broker appointed by the Bank and two Approved Brokers appointed by the Borrower who will value the Vessel on the basis set out in Clause 12.05.02 (a).

The average of the two (2) lowest valuations out of the three valuations of such Approved Brokers shall constitute the Vessel's Market Value for the purposes of Clause 12.05.03, provided however that the valuation obtained by the Bank shall constitute the Vessel's Market Value if (i) no Approved Broker is appointed by the Borrower within two (2) Banking Days of delivery of the original valuation obtained by the Bank or (ii) the Approved Brokers appointed by the Borrower fail to submit the valuation to the Bank within seven (7) days of delivery of the valuation obtained by the Bank. All costs in connection with such valuations shall be borne by the Borrower;

12.05.03. (Vessel's Market Value to Debt Ratio-Additional Security) ensure and procure that at all times, while the Loan is outstanding, the Vessel's Market Value shall be in excess of 120% of the aggregate of the Outstanding Indebtedness and of any claim, lien, or encumbrance having priority to the Bank's security, less any moneys standing to the credit of the Current Account and if at any relevant time the Vessel's Market Value (together with the value in Dollars of any additional security given under this Clause as accepted by the Bank at its sole discretion) is less than 120% of the aggregate of the Outstanding Indebtedness, and in case of outstanding Designated Transactions the Swap Exposure, and of any claim, lien, or encumbrance over the Vessel having priority to the Bank's security, the Borrower will within thirty (30) days of being advised by the Bank of such an event, either repay such amount which is required to reduce the Outstanding Indebtedness to the required level, or provide additional security in an amount, form, and substance in all respects acceptable to the Bank. Such additional security shall be constituted by:

a)           pledged cash deposits in favour of the Bank in an amount equal to such shortfall at the Bank's discretion; and/or

b)           additional first preferred mortgage(s) on collateral vessel(s) (to be valued in accordance with Clause 12.05.02), acceptable to the Bank, the value of which covers the relevant shortfall; and/or

c)           any other security acceptable to the Bank in its discretion to be provided in a manner determined by the Bank at the Bank's discretion;

If the Borrower does not fulfill the obligations provided for in this Clause within thirty (30) days, then the Loan with all accrued interest, Expenses, and all other Outstanding Indebtedness will become due for immediate repayment.

12.06. Maintenance of Assets

12.06.01. (No Transfer of Assets) not convey, assign, transfer, sell or otherwise dispose of or deal with any of its real or personal property, assets including without limitation the Vessel, or rights, whether present or future, without the Bank's prior written consent; and

12.06.02. (No Encumbrance of Assets) not allow any part of its undertaking, property, assets, including without limitation the Vessel, or rights (including, without limitation, any of its rights under or in connection with the ISDA Agreement and any amount at any time payable to the Bank under or pursuant to the ISDA Agreement), whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the Bank's prior written consent;

12.07. Covenants Concerning the Vessel

12.07.01. (Ownership/Management/Control) ensure that the Vessel upon its delivery will maintain its ownership by the Borrower, its management by the Manager and its control and ultimate beneficial ownership;

12.07.02. (Condition and Class) ensure that the Vessel will be kept in good and safe condition and state of repair (a) so as to comply with all laws and regulations applicable to vessels registered on the Vessel's flag or to vessels trading to any jurisdiction to which the Vessel may trade from time to time including, but not limited to, the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation, (b) so as to remain in class with a first class classification society, which may not be changed without the Bank's prior written consent, free of recommendations, notations or average damage affecting class and provide the Bank on demand with copies of all class and trading certificates of the Vessel within 14 days after issuance thereof;

12.07.03. (Inspection) ensure that the authorized expert of the Bank is at any time - even when the repairs are being carried out - allowed to enter the Vessel and to ask for inspection of the Vessel's certificates and journals at the Borrower's cost. Furthermore, after termination of each voyage, at least, once a year, the Bank is entitled to arrange for inspection of the Vessel by its authorized expert at the Borrower's cost;

12.07.04. (Repairs-Works) (i) not without the prior written consent of the Bank (and then only subject to such conditions as the Bank may impose), purchase, acquire or otherwise agree to purchase or acquire on credit terms or with a reservation of ownership any item used to substitute any part of the Vessel having a value in excess of Dollars Four Hundred Thousand ($ 400,000.00) or the equivalent in any other currency, (ii) not without the previous consent in writing of the Bank, to put the Vessel in possession of any person for the purpose of alterations or repairs or other work being done thereon in an amount exceeding or likely to exceed Dollars Four Hundred Thousand ($ 400,000.00) or the equivalent in any other currency unless such person shall first have given to the Bank, and in terms satisfactory to it, a written undertaking not to exercise any lien or special privilege on the Vessel or its Earnings for the cost of such work or otherwise, and (ii) upon the Bank's request, promptly and in an event within seven (7) days from request, provide the Bank with receipts evidencing payment or settlement of all repair costs of the Vessel;

12.07.05. (Insurances) maintain all Insurances of the Vessel as specified in this Agreement, and in case of failure to maintain the Vessel insured as provided for in this Agreement authorize the Bank (and the Bank is hereby authorized) to have the right but not the obligation to effect such Insurances on behalf of their respective owner and in case that the Vessel remains in port for an extended period to effect port risks insurances at the cost of the Borrower and all amounts paid by the Bank in connection herewith shall be Expenses;

12.07.06. (Transfer/Encumbrances) not without the prior written consent of the Bank sell or otherwise dispose of the Vessel or any share therein or mortgage, charge or otherwise assign the Vessel or any part thereof or suffer the creation of any such mortgage, charge or assignment in favour of any person other than the Bank;

12.07.07. (Not Change or Imperil Flag, Ownership, Insurance) ensure that no change of the flag, ownership, or insurances of the Vessel is effected without the Bank's prior consent and that the Vessel is maintained and trades in conformity with international law, the laws of its flag, the laws of the country of incorporation of its owning companies and the requirements of the Insurances and the ISM Code and the ISPS Code and nothing is done or permitted to be done which could endanger the flag of the Vessel or its free ownership or its Insurances;

12.07.08. (Mortgage Covenants) always comply with all the covenants provided for in the Mortgage;

12.07.09. (Compliance with Charter) always comply with all obligations under any charterparty, or contract of affreightment, ensuring that nothing shall be done or omitted to be done with respect to any charter which would cause any default under and/or premature termination of such charterparty or contract of affreightment;

12.07.10. (Charter) enter into the Charter, and upon expiration or termination of the Charter into the Subsequent Charter, and procure and ensure throughout the Security Period that the Vessel is or remains chartered with charterers and on terms acceptable to the Bank provided that the Borrower will not without the prior written consent of the Bank enter into a charterparty, contract of affreightment, agreement or related document for a period of twelve (12) or more months or allow the Vessel to be otherwise employed below the market rate prevailing at the time when the Vessel is fixed or on terms which are not in accordance with the commercial practice prevailing at the relevant time or to enter into a demise charterparty;

12.07.11. (Charter Assignment) upon request of the Bank, execute and deliver to the Bank within fifteen (15) days of signing of any charter the duration of which is agreed to be for a period, directly or by extension of twelve (12) or more months, (a) a specific assignment in form and substance satisfactory to the Bank of such charter and (b) a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Bank or (c) alternatively at the discretion of the Bank, a copy of irrevocable instructions to the charterer for the payment of the hire to the Bank;

12.07.12. (Compliance with Environmental Laws) to comply with, and procure that all Environmental Affiliates comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates obtain and comply with, all Environmental Approvals and to notify the Bank forthwith:

(aa)           of any Environmental Claim for an amount or amounts exceeding Three Hundred Fifty Thousand Dollars ($350,000.00); and

(bb)           upon becoming aware of any incident which may give rise to an Environmental Claim to advise and to keep the Bank advised in writing of the Borrower's or any other Relevant Party's response to such Environmental Claim on such regular basis and in such detail as the Bank shall require;

12.07.13. (Compliance with ISM Code and ISPS Code requirements) ensure and arrange that the Manager and/or the Borrower and/or any other persons responsible for the operation of the Vessel obtain certification for themselves and the Vessel as and when required by the ISM Code and ISPS Code and maintain such certifications so that they are not withdrawn or cancelled and notify the Bank in writing in the event that any ISM Code Documentation or ISPS Code Documentation is withdrawn, cancelled or suspended;

12.07.14. Upon the occurrence of an Event of Default or an event resulting in a compulsory prepayment of the Loan, accept and act in accordance with any instructions of the Bank to sail the Vessel, at the Borrower's expense and risk, to any designated port chosen by the Bank. In such a case the Bank will be entitled to instruct the Vessel's master and crew and issue and accept on behalf of the Borrower all necessary declarations to any authorities or third parties.

12.08. Observance of Covenants

12.08.01. (Use of the Loan) use the Loan exclusively for the purposes specified in this Agreement;

12.08.02. (Comply with Covenants) duly and punctually perform all obligations under this Agreement and the other Security Documents;

12.08.03. (Payment of Expenses) pay to the Bank on demand any and all Expenses incurred by the Bank and/or any other amount which is payable by the Borrower or any other Security Party to the Bank under this Agreement and is not specified when it is due in any other Clause; and

12.08.04. (Proof of Compliance) upon request from time to time by the Bank promptly provide such information and evidence to the Bank as the Bank may reasonably require to demonstrate compliance with the covenants and undertakings set forth in this Agreement and any other Security Document.

12.09. Validity of Securities

12.09.01. (Validity) ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or are appropriately taken;

12.09.02. (Earnings) ensure and procure that, unless and until the Bank directs otherwise, or as provided herein, (i) all the Earnings of the Vessel shall be paid to the Current Account, and (ii) the persons from whom the Earnings of the Vessel are from time to time due are irrevocably instructed to pay them to the Current Account, in accordance with the provisions hereof and of the relevant Security Documents;

12.09.03. (Taxes) pay all taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

12.09.04. (Additional Documents) from time to time at the request of the Bank promptly execute and deliver to the Bank or procure for the execution and delivery to the Bank of all such documents as the Bank shall reasonably deem desirable for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

12.11. Covenants for the Security Parties

12.11.01. (Security Parties) ensure and procure that each of the Security Parties will duly and punctually comply with the covenants, conditions, undertakings, agreements or obligations on its or his part contained in this Agreement or any of the other Security Documents and shall not in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents and that there shall not occur any event which would or would with the passage of time render performance of any of the Security Documents impossible or unlawful or unenforceable by the Bank; and

12.12. Waiver by the Bank

12.12.01.The covenants specified in this Clause are inserted solely for the benefit of the Bank and may be waived in whole or in part and with or without conditions by the Bank without prejudicing the right of the Bank to require fulfillment of such covenants at such time and manner as specified by the Bank.

13.           EVENTS OF DEFAULT

There shall be an Event of Default whenever an event occurs described in Clauses 13.01 to 13.08:

13.01. Non Performance of Borrower's Obligations

13.01.01. The Borrower fails to pay any sum due from the Borrower under this Agreement and/or the ISDA Agreement and/or any of the other Security Documents when due, or, in the case of any sum payable on demand, within three (3) Banking Days from such demand; or

13.01.02.The Borrower commits any breach of or fails to observe and perform any of the covenants, terms, obligations or, undertakings contained in this Agreement and/or the other Security Documents relating to the Insurances; or

13.01.03. the Borrower commits any breach of or fails to observe and perform any of the covenants, terms, obligations or undertakings expressed to be assumed by the Borrower under this Agreement and/or the ISDA Agreement and/or the other Security Documents (other than failure to pay any sum when due or to comply with any obligation concerning the Insurances), and, in respect of any such breach or failure which in the sole opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within seven (7) days of the Bank notifying the Borrower of such required action to remedy the breach or failure; or

13.01.04. failure by the Borrower to utilize the Loan amount for the purposes stated in Clause 1.01 of this Agreement or failure (by the Borrower) to provide the Bank with evidence thereof within one week's time from the Bank's demand; or

13.02. Events affecting the Borrower

13.02.01. the Borrower is adjudicated or found bankrupt or insolvent or any order is made by any competent court or resolution passed by the Borrower or petition presented for the winding-up or dissolution of the Borrower or for the appointment of a liquidator, trustee, administrator or conservator or similar of the whole or any part of the undertakings, assets, rights or revenues of the Borrower; or

13.02.02. the Borrower becomes or is deemed to be insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to the Borrower under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

13.02.03. an encumbrancer takes possession or a receiver or similar officer is appointed for the whole or any part of the undertakings, assets, rights or revenues of the Borrower or a distress, execution, sequestration or other process is levied or enforced upon or sued out against the undertakings, assets, rights or revenues of the Borrower and is not discharged within fifteen (15) days; or

13.02.04. (Legal Process) any judgment or order made against the Borrower is not stayed or complied with within seven days or a creditor arrests, attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against the Vessel, any of the undertakings, assets, rights or revenues of the Borrower and is not discharged within seven days; or

13.02.05. (Appointment of receivers and managers) any administrator or other receiver is appointed on any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

13.02.06. all or a material part of the undertakings, assets, rights or revenues of the Borrower are seized, nationalized, expropriated or compulsorily acquired by or under the authority of any government; or

13.02.07. any event occurs or proceeding is taken with respect to the Borrower in any Relevant Jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 13.02.01 to 13.02.06; or

13 .02.08. the Borrower suspends or ceases or threatens to suspend or ceases to carry on its business; or

13.02.09. there occurs, in the opinion of the Bank, a materially adverse change in the financial condition of the Borrower or of any Security Party; or

13.02.10. the value of the Vessel and of any additional collateral security deteriorates, or any other event occurs or circumstances arise which, in the reasonable opinion of the Bank is likely materially and adversely to affect either (i) the ability of the Borrower to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement and/or any of the Security Documents, or (ii) the security created by this Agreement and/or any of the Security Documents; or

13.02.11. there is any change in the ownership of the shares in the Borrower or any change in the control of the Borrower without the prior written consent of the Bank; or

13.03. Representations Incorrect

13.03.01. any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the Security Documents is or proves to have been incorrect in any material respect; or

13.04. Cross - Default

13.04.01 any Indebtedness of the Borrower or of any of the other Security Parties or of any member of the Group to the Bank (other than under this Agreement), or any Indebtedness in excess of $500,000 of the Borrower or of any of the other Security Parties or of any member of the Group to any third party, or any Financial Indebtedness of the Borrower or of any other Security Party or of any member of the Group (except for trade debts not in excess of $500,000) is not paid when due or becomes due and payable, or any creditor of the Borrower or of any other Security Party or of any member of the Group becomes entitled to declare any such Indebtedness due and payable prior to the date when it would otherwise have become due, or any guarantee or indemnity given by the Borrower or any other Security Party or any member of the Group in respect of such Indebtedness is not honored when due and called upon; or

13.05. Events Affecting the Security Documents and the ISDA Agreement

13.05.01. this Agreement or the ISDA Agreement or any of the other Security Documents at any time and for any reason becomes invalid or unenforceable or otherwise ceases to remain in full force and effect, or the priority, validity or enforceability of this Agreement or any of the other Security Documents at any time and for any reason is contested by any party thereto (other than the Bank), or any such party denies that it has any, or any further, liability thereunder or it becomes impossible or unlawful for the Borrower to fulfill any of its covenants and obligations contained in this Agreement or any of the other Security Documents or for the Bank to exercise the rights or any of them vested in it thereunder or otherwise; or

13.05.02. any consent, authorization, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower to authorize or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or the ISDA Agreement and/or any of the other Security Documents or the performance by the Borrower of its obligations under this Agreement and/or the ISDA Agreement and/or any of the other Security Documents is modified in a manner unacceptable to the Bank or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

13.05.03. any Encumbrance in respect of any property (or part thereof) which is the subject of the Security Documents (or any of them) is enforced; or

13.05.04. an Event of Default (as defined in the ISDA Agreement) has occurred and is continuing under the ISDA Agreement or (ii) an Early Termination Date (as defined in the ISDA Agreement) has occurred or been effectively designated under the ISDA Agreement or (iii) a person entitled to do so gives notice of an Early Termination Date (as defined in the ISDA Agreement) under section 6(b)(iv) of the ISDA Agreement or (iv) the ISDA Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

13.06. Events Concerning the Security Parties other than the Borrower

13.06.01. any Security Party (other than the Borrower) fails to pay any sum due from it under this Agreement and/or the ISDA Agreement and/or any of the Security Documents when due, or, in the case of any sum payable on demand, within three (3) Banking Days of demand; or

13.06.02. any Security Party (other than the Borrower) commits any breach of or fails to observe and perform any of the covenants, terms, obligations or undertakings contained in this Agreement and/or the other Security Documents relating to the Insurances; or

13.06.03. any Security Party (other than the Borrower) commits any breach of or fails to observe and perform any of the covenants, terms obligations or undertakings expressed to be assumed by it under this Agreement and/or the ISDA Agreement and/or any of the other Security Documents (other than failure to pay any sum when due or to observe or perform obligations relating to the Insurances) and, in respect of any such breach or failure which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within seven (7) days of the Bank notifying the relevant Security Party, of such required action to remedy the breach or failure; or

13.06.04. any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party (other than the Borrower) in or pursuant to this Agreement or the ISDA Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or the ISDA Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or

13.06.05. any of the events referred to in Clauses 13.02 to 13.05 (inclusive) occurs (amended as appropriate) in relation to any Security Party (other than the Borrower); or

13.07. Events Concerning the Vessel

13.07.01. in contradiction to the rules of proper maintenance the state of the Vessel deteriorates materially or appurtenances are removed; or

13.07.02. (i) the Borrower purchases, acquires or otherwise agrees to purchase or acquire on credit terms or with a reservation of ownership any item used to substitute any part of the Vessel having a value in excess of Dollars Four Hundred Thousand ($ 400,000.00) or the equivalent in any other currency, or (ii) alterations or repairs or other work of a total cost in excess of Dollars Four Hundred Thousand ($ 400,000.00) are made on the Vessel by the Borrower, without consent of the Bank and in case of authorized alterations or repairs, if inspection by the Bank's authorized expert is refused or if after termination of repairs, the Borrower does not furnish receipts or other proof within fourteen (14) days after demand of the Bank that the costs accrued were duly paid; or

13.07.03. any maritime liens or mortgages or other encumbrances over the Vessel with priority to the Bank's Mortgage increase to such an extent that the Loan at the Bank's sole determination is no longer covered in accordance with Clause 12.05.03, or if the Borrower does not furnish proof within 2 weeks after request that all claims secured by the maritime liens have been paid; or

13.07.04. any maritime liens or claims over the Earnings or the Insurances of the Vessel with priority to the Bank's security over such Earnings or Insurances increase to such an extent as to endanger or nullify the Bank's security, or if the Borrower does not furnish proof within fourteen (14) days after request that such maritime liens or claims have been paid; or

13.07.05. the Vessel suffers damage of more than 40% of its estimated value as stated in the full insurance policy; or

13.07.06. the value of eventual additional collateral securities deteriorates considerably; or

13.07.07. the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Vessel within a period of seven (7) days thereafter; or

13.07.08. the registration of the Vessel, under the laws of its flag is cancelled or terminated without the prior written consent of the Bank or if the Vessel is not permanently registered under the laws of the flag state within one month after the Drawdown Date, or if the flag state is involved in hostilities or civil war; or

13.07.09. the Charter or the Subsequent Charter (whether formally or in effect) is prematurely terminated for any reason whatsoever, and a substitute charter with respect to the Vessel on terms and with a first class charterer acceptable to the Bank at its discretion is not entered into within twenty one (21) days from such termination.

13.08. Environmental Events

13.08.01. any Relevant Party or any of its respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the opinion of the Bank) reasonably be expected to have a material adverse effect on the business assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents; or

13.08.02. any Security Party or any other person acting on behalf of or under any agreement with a Security Party fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or is insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including without limitation, liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time.

13.09. (Consequences of Default) The Bank may without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default;

13.09.01. by notice to the Borrower declare that the obligation of the Bank to make the Commitment or any part thereof available shall be terminated, whereupon the Commitment or such relevant part thereof shall be reduced to zero forthwith; and/or

13.09.02. by notice to the Borrower declare that the Loan and all interest, Expenses, and Fees accrued and all other Outstanding Indebtedness payable under this Agreement, including Break Costs and the other Security Documents have become due and payable, whereupon the same shall immediately or in accordance with the terms of such notice, become due and payable; and/or

13.09.03. put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any other Security Document as mortgagee of the Vessel, or as mortgagee, chargee, or assignee (as the case may be) of the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise).

13.10. (Proof of Default). It is agreed that (i) the non- payment of moneys in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) and any other Event of Default shall be proved conclusively by a mere written statement of the Bank (save for manifest error).

14.           INDEMNITIES

14.01. The Borrower shall (and it is hereby expressly undertaken by the Borrower to) on demand indemnify the Bank, without prejudice to any of the Bank's other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of (i) any default in payment by any of the Security Parties of any sum under any of the Security Documents when due, (ii) the occurrence of any Event of Default, (iii) any payment under and/or prepayment of the Loan or part thereof being made under this Agreement or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid or (iv) the drawdown not being made for any reason (excluding any default by the Bank) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

Without limiting its generality, this Clause 14.01 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Bank in terminating or reversing, or otherwise in connection with, any Designated Transaction.

14.02. The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay to the Bank on demand:

14.02.01. all expenses (including legal, printing and out-of- pocket expenses) incurred by the Bank in connection with the negotiation, preparation, execution and perfection of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the other Security Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to Clause 12.05.03, whether any such security shall in fact be constituted or not;

14.02.02. all expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or the other Security Documents and in general for the protection of the Bank's interests;

14.02.03. any and all other Expenses as defined in Clause 1.02; and

14.02.04. interest at the rate referred to in Clause 3.04 from the date of demand to the date of payment (as well after as before judgment).

All expenses payable pursuant to this Clause 14.02 shall be paid together with Value Added Tax (if any) thereon.

14.03. The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank) imposed by governmental authorities in relation to this Agreement and the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such taxes or charges.

14.04. (Environmental Indemnity). The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Bank.

14.05. (Currency Indemnity) If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Borrower or any other Security Party, as the case may be, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this Clause 14.05 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents, and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the conversion of the first currency into the second currency;

For the avoidance of doubt, Clause 14.05 does not apply in respect of sums due from the Borrower to the Bank under or in connection with the ISDA Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the ISDA Agreement shall apply.

14.06. (Maintenance of the Indemnities) The indemnities contained in this Clause 14 shall apply irrespective of any indulgence granted to the Borrower or any other Security Party or any other party from time to time and shall continue in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrower under this Clause 14 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

14.07. (Communications Indemnity) It is hereby agreed that:

14.07.01.The Bank is hereby authorized by the Borrower to accept at its sole discretion all tested or untested communications given by facsimile, telex, e-mail, or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if the Bank so asks) the obligation to confirm such communications by letter.

14.07.02. The Borrower shall recognize any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the e mail address, telex and fax numbers mentioned in Clause 19 or any other usually used by it or the Manager.

14.07.03. The Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications to the Bank and promises, and recognizes that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank or any third party may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications.

14.07.04. The Bank shall have the right to ask the Borrower to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but the Bank is not obliged to do so. The Bank shall befully protected in, and the Bank shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which the Bank in good faith believes to have been given by the Borrower or by any of its authorized representative(s).

14.07.05. It is undertaken by the Borrower to safeguard the function and the security of the electronic and mechanical appliance(s) such as telex(es), fax(es), e-mail(s) etc. The Borrower shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses, which the Bank may incur by reason of the failure of the Borrower to comply with the obligations under this Clause.

14.07.06. The Bank may at any time at its discretion refuse to execute the requests and communications of the Borrower, or any part thereof given by telex or fax or e-mail without incurring any responsibility for loss, liability or expense arising out of such refusal.

15. ASSIGNMENT AND PARTICIPATION

15.01. This Agreement shall be binding upon the Borrower its successors and permitted assigns and shall inure to the benefit of the Bank and its successors and assigns.

15.02. (Assignment by the Borrower). The Borrower and any other Security Parties may not assign any rights and obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents without the prior written consent of the Bank at the Bank's discretion.

15.03. (Assignment by the Bank). The Bank may at any time at its discretion assign, transfer, or offer participations to other banks or financial institutions, in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.

15.04. The Bank may in order to implement the assignments and/or transfers and/or participations referred to in Clause 15.03 above, at any time disclose information with respect to this Agreement, the Borrower, the other Security Parties, the Group, or the Vessel to any potential assignee, transferee or participant.

15.05. If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in Clause 15.03 the Borrower undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each other Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee, or participant all or the relevant part of the Bank's interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its assignee, transferee or participant to the extent of their respective interests and, in the case of a transfer of all or part of the Bank's obligations, the Borrower shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the Bank's obligations under this Agreement assumed by such assignee, transferee or participant.

15.06. The Borrower shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to one or more banks or financial institutions in a syndicate. Any legal fees incurred by the Bank in the preparation and execution of the assignment, transfers, or granting of participation and of any required additional supplemental or substitute agreements or documents shall be borne by the Borrower.

15.07. The Bank shall be at liberty to transfer the Loan to any branch or branches.

15.08. If at the time of, or immediately after, any assignment by the Bank of all or any part of its rights or benefits under this Agreement or any transfer by the Bank of any part of the rights, benefits and/or obligations under this Agreement, or any change in the branch through which it lends for the purposes of this Agreement, the Borrower would be obliged to pay to the assignee or transferee or (in the event of a change of lending branch) the Bank under clause 6.04 or 16.02 any sum in excess of the sum (if any) which it would have been obliged to pay to the Bank under the relevant clause in the absence of such assignment, transfer or change, the Borrower shall be entitled, on giving the Bank not less than fourteen (14) days' prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness.

16. CHANGE IN CIRCUMSTANCES — INCREASED COST

16.01. The Bank will not be under any obligation to advance the Commitment in whole or in part or to maintain or fund the Loan, or to perform the whole or any part of this Agreement as the case may be, if the Bank shall be prevented from advancing the Commitment in whole or in part or maintaining or funding the Loan or performing the whole or any part of this Agreement as the result, directly or indirectly, of any action, inaction or purported action of any government or governmental agency or any other authority or any strike, boycott, blockade or lockout, or any act of God, civil war or other hostilities and generally force majeure, and the Bank may serve written notice on the Borrower declaring its obligations under this Agreement terminated, whereupon the same shall terminate forthwith and the Borrower will immediately repay the Loan and accrued interest together with all other Outstanding Indebtedness to the Bank under this Agreement.

16.02. 1f, as a result of (a) the introduction of any change in or in the interpretation of any law, regulation or official directive (whether or not having the force of law) or the interpretation or application thereof by any authority or by any court of competent jurisdiction or (b) compliance by the Bank with any request from any applicable governmental, fiscal or monetary authority (whether or not having the force of law) or (c) any other set of circumstances affecting the Bank including (without limitation) those relating to rating, taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or those resulting from the implementation of any regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled "International Convergence of Capital Measurement and Capital Structures" or any amendatory or substitute agreement thereof, or (d) any change in the Bank's general financial condition and/or rating:

16.02.01. the cost to the Bank of making the Commitment or any part thereof or maintaining or funding the Loan or of maintaining its obligations under the ISDA Agreement is increased or an additional cost on the Bank is imposed; and/or

16.02.02. the Bank is subjected to taxes or the basis of taxation (other than taxes or taxation on the overall net income of the Bank) in respect of any payments to the Bank under this Agreement or the ISDA Agreement or any of the other Security Documents is changed; and/or

16.02.03. the amounts payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

16.02.04. the Bank's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank's obligations under any of the Security Documents or the ISDA Agreement is reduced; and/or

16.02.05. the Bank is required to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents; and/or

16.02.06.the Bank is required to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes; and/or

16.02.07. any reserve or liquidity requirements are imposed, modified or deemed applicable against assets held by or commitments of deposits in or for the account of, or loans by or commitments of, the Bank;

then the Borrower shall pay to the Bank, from time to time, upon demand, such additional moneys as the Bank shall specify to be necessary to indemnify the Bank for any increased cost, reduction in principal or interest receivable or other foregone return whatsoever and will agree with the Bank the restructuring of the transaction constituted by this Agreement and the Security Documents in a way (as determined at the discretion of the Bank) which will satisfactorily avoid the increased cost to the Bank or any adverse effect to the rights, interests and security of the Bank including, without limitation, increase of the Margin.

16.03. the Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 16.02 and such notification will certify conclusively, except for manifest error, the amount of any increased cost or reduction and the method of calculating the same.

16.04. a claim under Clause 16.03 may be made at any time and must be discharged by the Borrower within fifteen (15) days of demand.

16.05. It shall not be a defense to a claim by the Bank under this Clause 16 that any increased cost or reduction could have been avoided by the Bank.

16.06. Any amount due from the Borrower under this Clause 16 shall be due as a separate debt secured by the Security Documents and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

16.07. If any additional amounts are required to be paid by the Borrower to the Bank by virtue of this Clause 16, the Borrower shall be entitled, on giving the Bank not less than fourteen (14) days' prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date in accordance with Clause 6 of this Agreement. Any such notice, once given, shall be irrevocable.

16.08. If any change in or in the interpretation of any applicable law or regulation, by any government or governmental or regulatory authority or agency, makes it unlawful for the Bank to maintain or give effect to its obligations under this Agreement, then the Bank may serve written notice on the Borrower declaring its obligations under this Agreement terminated, whereupon the same shall terminate forthwith and the Borrower will immediately repay the Loan and accrued interest together with all other Outstanding Indebtedness to the Bank under this Agreement.

17.           WAIVER AND REMEDIES

17.01. No delay or omission by the Bank to exercise any right, remedy or power vested in it under this Agreement and the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

17.02. The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law or otherwise.

18.           INVALIDITY OF PROVISIONS

In the event of any provision contained in any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law of any jurisdiction whatsoever such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however this event becomes known to the Bank prior to the drawdown of the Commitment or of any part thereof, the Bank is entitled at its sole discretion to refuse drawdown until this discrepancy is remedied. Where however the provisions of any such applicable law may be waived they are hereby waived to the full extent permitted by that law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

19.           NOTICES

19.01.Every notice, request, demand or other communication under this Agreement or unless otherwise provided therein any of the Security Documents shall:

(a)           be in writing delivered personally or by first-class prepaid letter (airmail if available), or subject to Clause 14.07 by telex, fax, or e mail or shall be served through a process server;

(b)           be deemed to have been received, subject as otherwise provided in this Agreement or the relevant other Security Documents, in the case of a telex, at the time of dispatch with confirmed answerback of the addressee appearing at the beginning and end of the communication, in the case of fax or e mail, at the time of dispatch as per transmission report (provided that if the date of dispatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day) and in the case of a letter when delivered or served personally or ten (10) days after it has been put into the post; and

(c)           be sent;

(1)if to be sent to any Security Party,
to DIANA SHIPPING INC.
Pendelis 16, 17564 Palaio Faliro,
Athens, Greece
Tel1: +30 210 9470 100
Te12: +30 213 0061 100
Fax: +30 210 9470 101
For the attention of Andreas Michalopoulos
E-mail: amichalopoulos@dianashippinginc.com

(2)if to be sent to the Bank, to
BREMER LANDESBANK KREDITANSTALT OLDENBURG — GIROZENTRALE —
Domshof 26
28195 Bremen
GERMANY

Fax.: (+49421) 332.3635
For the attention of Dr. Christian Peters or Mr. Michael Titzmann

E-mail: christian.peters@bremerlandesbank.de or michael.titzmann@bremerlandesbank.de or to such other person, address, telex, fax number, or e mail address as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, e-mail address, telex or fax number is notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change signed by the Bank.

20.           LAW AND JURISDICTION

20.01. This Agreement shall be governed by and construed in accordance with German Law.

20.02. For the exclusive benefit of the Bank the Borrower hereby irrevocably submit to the jurisdiction of the competent First Instance Court of Bremen, Federal Republic of Germany, provided that nothing contained in this clause shall limit the right of the Bank to take any suit, action or proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of any suit, action or proceedings against the Borrower in one or more jurisdictions preclude the taking of any suit, action or proceedings in any other jurisdiction whether concurrently or not.

20.03. The Borrower irrevocably appoints Timagenis Law Firm of 57, Notara Street, 18535 Piraeus, Greece, tel. no. 210 4220001, fax no. 210 4221388, as agent to accept service (hereinafter called "the Process Agent") upon whom any judicial process may be served and any notice, request, demand or other communication under this Agreement or any of the other Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by a deed of a process server that the Process Agent was not found at such address, any process notice, request, demand or other communication to be sent to any Security Party may be validly effected upon the Public Prosecutor of the First Instance Court of Piraeus.

20.04. The foregoing shall not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law. Finally, the Borrower hereby waives any objections to the inconvenience of Bremen, Germany, as a forum.

20.05. If the Bank decides that any such proceedings should be commenced in any other country, then it is hereby waived by the Borrower any objections as to the jurisdiction or any claim as to the inconvenience of the forum and covenant and undertake to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned.

21.           MISCELLANEOUS

21.01. (Entire Agreement). The provisions of this Agreement and the other Security Documents and the documents executed in connection herewith and therewith represent the entire agreement between the parties hereto and supersede any and all prior expressions of intent or understanding of any nature whatsoever. Any alteration or amendment to this Agreement shall be made only in writing and such written instrument shall be the only admissible and conclusive evidence of such amendment or alteration.

In the event of any inconsistency between the provisions of this Agreement and the provisions of a Security Document the provisions of this Agreement shall prevail.

21.02. (Counterparts). This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

SIGNED AND DELIVERED		)
for and on behalf of		)
GALA PROPERTIES INC.		)
by: IOANNIS ZAFIRAKIS		)	/s/ IOANNIS ZAFIRAKIS
pursuant to a Power of Attorney		)
dated the 20th day of October 2009)
in the presence of:		)

Witness:	/s/ Anna Papanikolaou
Name: Anna Papanikolaou
Address: 130, Kolokotroni street, 185 36 Piraeus, Greece

SIGNED		)
for and on behalf of		)
BREMER LANDESBANK KREDITANSTALT		)
OLDENBURG - GIROZENIRALE -)
by: IOANNIS VAFEIADIS-CHASOPOULOS		)	/s/ IOANNIS VAFEIADIS-CHASOPOULOS
pursuant to a Power of Attorney		)
dated the 19th day of October 2009)
in the presence of:		)

Witness:	/s/ Anna Papanikolaou
Name: Anna Papanikolaou
Address: 130, Kolokotroni street, 185 36 Piraeus, Greece